Exhibit 2.1

ARRANGEMENT AGREEMENT

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

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2224784 ONTARIO INC.

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SCHNEIDER POWER INC.

Dated as of November 24, 2009

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”) is made as of November 24, 2009 by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Parent”), 2224784 Ontario Inc., a corporation incorporated under the Ontario Business Corporations Act and a wholly-owned subsidiary of Parent (“Purchaser”) and Schneider Power Inc. a corporation incorporated under the Ontario Business Corporations Act (the “Company”).

WHEREAS, Parent, through Purchaser, wishes to acquire all of the issued and outstanding common shares and other equity securities of the Company pursuant to a statutory plan of arrangement under the provisions of the Ontario Business Corporations Act;

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each approved the terms and conditions of the Arrangement (as hereinafter defined), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Arrangement is intended to provide holders of the issued and outstanding common shares of the Company with the opportunity to dispose of their shares of the Company in exchange for shares of common stock of Parent, on the terms and subject to the conditions set out herein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Arrangement is fair to the Company Shareholders (as hereinafter defined) and in the best interests of the Company, (ii) approved this Agreement and the Arrangement and the other transactions contemplated by this Agreement, and (iii) resolved to recommend acceptance of the Arrangement by the Company Securityholders (as hereinafter defined); and

WHEREAS, as a condition and as an inducement to Parent’s willingness to enter into this Agreement, holders of no less than 50% of all issued and outstanding Company Common Shares have entered into securityholder support agreements substantially in the form annexed hereto as Annex III (collectively, the “Support Agreements”), pursuant to which, among other things, such securityholders have irrevocably agreed to exercise all voting rights attaching to their Company Securities beneficially owned by them in favour of the Arrangement and against any competing proposals.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“220” means 2204926 Ontario Limited.

“Action” means any investigation, litigation, suit, claim, action, or other legal, administrative or arbitration proceeding of any nature whatsoever.

“Affiliate” of a specified Person means any other Person who, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, such specified Person.

“Aggregate Outstanding Company Common Shares” means a number of common shares of the Company which, subject to Sections 6.09 and 6.10, shall at the Effective Date not exceed the 70,339,172 Company Common Shares outstanding on the date hereof, plus such Company Common Shares as shall be issued upon the exercise of any Company Stock Options and/or Company Warrants, in accordance with the terms and conditions hereof.

“Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for each of the fiscal years ended December 31, 2008 and December 31, 2007 together with the notes thereto and the auditors’ report thereon.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.02 hereof or the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order in order for the Arrangement to become effective.

“Arrangement Resolution” means the special resolution of the Company Securityholders, to be substantially in the form and content of Annex I annexed hereto.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required to be sent to the Director after the Final Order is made.

“Assets” means all property and assets of the Company and the Company Subsidiaries relating to the Company Projects, of every nature and kind and wheresoever situate, including rights under Permits or contracts.

“Books and Records” means all books of account, share registers and other financial and corporate records, copies of tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, registers and operating manuals, plans and projections and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form), of the Company and each Company Subsidiary.

“Business” means the business of the Company and the Company Subsidiaries being the development, ownership and operation of the Company Projects and the Assets.

“Business Day” means any day, other than a Saturday, Sunday or a statutory holiday, on which banks are open for business during normal commercial hours in the City of Irvine, California and in Toronto, Ontario.

“Canadian Dollars” or “Cdn.$” means lawful currency of Canada.

“Canadian Securities Laws” means all applicable securities laws in the provinces of Canada, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, the respective regulations, rules, orders and forms under such laws and the applicable published policy statements of and any exempting orders issued by the Canadian Securities Regulators.

“Canadian Securities Regulators” means the securities commission or other securities regulatory authority in each of the provinces of Canada.

“Certificate” means a certificate or certificates representing Company Common Shares.

“Circular” means the notice of the Company Meeting and accompanying management proxy circular and forms of proxy, including all appendices thereto and documents incorporated therein, to be sent to Company Securityholders, as applicable, in connection with the Company Meeting, as same may be amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Common Shares” means the issued and outstanding common shares of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Financial Advisor” means Jacob & Company Securities.

“Company Material Adverse Effect” means any change, circumstance, occurrence, event, fact or effect (a) that has given rise to, or would reasonably be expected to give rise to, a material adverse change, or that has had, or would reasonably be expected to have, a material adverse effect (taken alone or in the aggregate with any other adverse change or effect) in, on or with respect to the business, results of operations, condition (whether financial or otherwise), capital or future prospects of the Company, the Company Subsidiaries and the Company Projects taken individually or as a whole; or (b) that is preventing or materially impeding, or is reasonably likely to prevent or materially impede, the Company from performing its obligations under this Agreement; provided, however, that the definition set forth in clause (a) above shall not include any event, circumstance, change, occurrence, fact or effect resulting solely from or relating solely to: (i) changes in the North American or international financial markets in general, (ii) any change in the market price or trading volume of the Company Common Shares, (iii) changes in general economic conditions in any region in which the Company or the Company Subsidiaries operate, (iv) the public announcement of this Agreement or the Transactions. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if (A) in Parent’s sole determination acting reasonably the implementation or administration of the GEA (including the regulations to be promulgated thereunder and the FIT Program) could have a material adverse effect or could result in a significant delay of any of the Company Projects identified as being in the Phase II or Phase III or Phase IV development stage in Section 3.08 of the Company Disclosure Schedule, (B) in Parent’s sole determination acting reasonably there is a substantial change in the progress or status of any of the Company Projects identified as being in the Phase II or Phase III stage of development in Section 3.08 of the Company Disclosure Schedule that could have an adverse effect on the Company’s projected revenues and/or cash flows for the three year period following the Effective Date, or (C) the Company receives notice of any material claim for indemnity related to its sale of the Grand Valley Project.

“Company Meeting” means the special meeting of the Company Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order, to consider the Arrangement, and for any other proper purpose as may be set out in the notice for such meeting.

“Company Optionholders” means the holders of Company Stock Options.

“Company Permits” means each of the Permits shown in Section 3.09 of the Company’s Disclosure Schedule.

“Company Projects” means those power generation projects being developed by the Company and those operating power generation projects owned in whole or in part by the Company and the Company Subsidiaries which are listed in Section 3.08 of the Company Disclosure Schedule and any other power generation projects acquired or developed by the Company or the Company Subsidiaries in whole or in part prior to the Effective Date.

“Company Reports” means all forms, reports, statements, schedules and other documents required to be filed by the Company with the Canadian Securities Regulators, whether filed prior to or subsequent to the date hereof.

“Company Securities” means Company Common Shares, Company Warrants, Company Stock Options and any other shares or securities of any nature issued by the Company from time to time, the holders of which are entitled to exercise voting rights at the Company Meeting or in connection with the Arrangement or any part thereof.

“Company Securityholders” means the holders of Company Securities from time to time.

“Company Shareholders” means the holders of Company Common Shares.

“Company Stock Option Plan” means the stock option plan of the Company dated November 29, 2005.

“Company Stock Options” means, at any time or times, the options to purchase Company Common Shares, whether or not exercisable and whether or not vested, being outstanding and unexercised, at such time or times and as described in Section 3.05(c) of the Company’s Disclosure Schedule as of the date hereof.

“Company Subsidiaries” means each of the entities shown in Section 3.01(b) of the Company’s Disclosure Schedule.

“Company Third Party Consents” means each of the consents listed in Section 3.04 of the Company’s Disclosure Schedule.

“Company Warrants” means the share purchase warrants described in Section 3.05(d) of the Company’s Disclosure Schedule in form and substance satisfactory to the Purchaser.

“Company Warrantholders” means the holders of Company Warrants.

“Confidentiality Agreement” means the mutual confidentiality agreement dated June 1, 2009 between Parent and the Company.

“Contaminant” means any Hazardous Substance present at or affecting the Leased Properties, the Owned Real Property or the properties subject to any of the Real Property Contracts, including any Hazardous Substance that has migrated from or to such properties, provided that such Hazardous Substance is present in such a concentration or under such conditions as to create, or which could reasonably be expected to create, a material violation, liability or duty under any Environmental Law.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means the Superior Court of Justice (Ontario).

“Director” means the Director appointed pursuant to section 278 of the OBCA.

“Dissent Rights” means the rights of holders of Company Common Shares to dissent in respect of the Arrangement as described in Article 3 of the Plan of Arrangement.

“Dissenting Shareholder” means a holder of Company Common Shares who duly exercises Dissent Rights in respect of the Company Common Shares held by such holder.

“Drop Dead Date” means June 30, 2010 or such later date as may be mutually agreed by the parties to this Agreement.

“Easements” means all easements, rights-of-way, servitudes and rights in the nature of easements necessary for the development, maintenance or operation of the Business.

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the OBCA giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“EFI” means Energy Farming Ontario Inc., a corporation incorporated pursuant to the laws of Ontario.

“EFI Framework Agreement” means the framework agreement between EFI and the Company entered into as of January 14, 2009.

“Environmental Activities” means any activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, management, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment, including movement through or in the air, soil, subsoil, sediments, surface water or groundwater.

“Environmental Laws” means all applicable Laws relating to the protection of the environment, occupational health and safety and/or Environmental Activities, and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” means the date that is two Business Days prior to the Effective Date.

“Exchange Ratio” means 0.236.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

“Financial Statements” means, collectively, the Annual Financial Statements and the Second Quarter Financial Statements.

“FIT Applications” means the applications to be made prior to the Closing Date by or on behalf of the Company or any of the Company Subsidiaries in respect of a Company Project to the OPA in connection with the FIT Program as listed in Schedule 5.01(A) of the Company Disclosure Schedule.

“FIT Launch Applications” means the FIT Applications to be made by or on behalf of the Company or any of the Company Subsidiaries on or before November 30, 2009 as listed in Schedule 5.01(A) of the Company Disclosure Schedule.

“FIT Program” means the Feed-In Tariff Program administered by the OPA pursuant to a directive issued by the Minister of Energy and Infrastructure (Ontario).

“FIT Rules” means the rules issued by the Ontario Power Authority as may be amended from time to time in respect of the FIT Program and includes the FIT Rules, Version 1.1 issued by the Ontario Power Authority dated September 30, 2009.

“GEA” means the Green Energy and Green Economy Act, 2009 (Ontario) and any regulations thereunder.

“Generally Accepted Accounting Principles” or “GAAP” means those accounting principles which are recognized as being generally accepted in Canada by the Canadian Institute of Chartered Accountants from time to time, as set out in the Handbook published by the Canadian Institute of Chartered Accountants, as amended from time to time.

“Governmental Authority” means: (i) any domestic or foreign, national, federal, provincial, state, county, local, municipal or regional government or body; (ii) any multinational, multilateral or international body; (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel; or (vi) any person employed by, acting for, or on behalf of, any of the foregoing bodies.

“Grand Valley Project” means the 22 MW wind farm to be developed, constructed and operated through Grand Valley I Limited Partnership under the name Grand Valley I (Ashton Ridge) and the 28 MW wind farm to be developed, constructed and operated through Grand Valley II Limited Partnership under the name Grand Valley II (Grand Valley).

“Greta” means Greta Energy Inc.

“Greta Framework Agreement” means the development and framework agreement between 220 and Greta entered into as of August 14, 2009.

“Hazardous Substances” means any waste or other substance that is hazardous, radioactive or toxic or a pollutant or a contaminant, including any mixture or solution thereof, which is defined, governed or may form the basis of liability under any Environmental Law.

“Indebtedness” means, as of a given time, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Company or any of the Company Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, and any commitment by which the Company or any of the Company Subsidiaries assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) all indebtedness guaranteed in any manner by the Company or any of the Company Subsidiaries, including a guarantee in the form of an agreement to repurchase or reimburse; (iii) all obligations under capitalized leases in respect of which the Company or any of the Company Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company or any of the Company Subsidiaries assures a creditor against loss; and (iv) all interest, prepayment penalties, premiums, fees and expenses (if any) thereon.

“Insider” means (a) a director, senior officer or Affiliate of the Company, or (b) any Person who beneficially owns, directly or indirectly, Company Common Shares or who exercises control or direction over Company Common Shares or a combination of both carrying more than 10 per cent of the voting rights attached to all Company Common Shares outstanding at the date hereof.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how, processes, designs, technology, technical data, schematics and formulae, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; and (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement.

“Laws” means all laws, statutes, codes, ordinances, decrees, consent decrees, rules, regulations, by-laws, statutory rules, policies, judicial or arbitral or administrative or ministerial or departmental or judgments, Privacy Laws, orders, decisions, rulings, letters of finding or awards, agency requirements, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or securities.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Leased Properties” means the lands and premises listed and described in Section 3.13 of the Company Disclosure Schedule by reference to their legal description, and “Leased Property” means any one of the foregoing.

“Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, claims or rights of third parties of any kind, including, without limitation, any option, agreement, right of first refusal or right of first offer or limitation on voting rights.

“Maximum Number of Shares” has the meaning ascribed to it in Section 6.17.

“Misrepresentation” shall have the meaning attributed to such term in the OSA.

“Noon Spot Rate” means, on any day, the Noon Spot Rate on such day of the Bank of Canada for one U.S. dollar expressed in Canadian dollars.

“Note” shall have the meaning specified in Section 6.18.

“NASDAQ” means The NASDAQ Global Market.

“OBCA” means the Ontario Business Corporations Act as in effect as of the date hereof and as may be amended from time to time prior to the Effective Time.

“Ontario FIT Project” has the meaning specified in Section 3.08(a).

“Ontario Grid” means the provincial electrical transmission network directed and monitored by the Ontario Independent Electricity System Operator.

“OPA” means the Ontario Power Authority.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Authority.

“OSA” means the Securities Act (Ontario), as in effect as of the date hereof and as may be amended from time to time prior to the Effective Date.

“Owned Real Property” has the meaning specified in Section 3.13.

“Parent Common Stock” means the Series A common stock, $0.001 par value, of Parent.

“Parent Material Adverse Effect” means any change, circumstance, occurrence, event, fact or effect (a) that has given rise to, or would reasonably be expected to give rise to, a material adverse change, or that has had, or would reasonably be expected to have, a material adverse effect (taken alone or in the aggregate with any other adverse change or effect) in, on or with respect to the business, results of operations, condition (whether financial or otherwise), capital or future prospects of Parent and its subsidiaries taken individually or as a whole; or (b) that is preventing or materially impeding, or is reasonably likely to prevent or materially impede, Parent from performing its obligations under this Agreement; provided, however, that the definition set forth in clause (a) above shall not include any event, circumstance, change, occurrence, fact or effect resulting solely from or relating solely to: (i) changes in the North American or international financial markets in general, (ii) any change in the market price or trading volume of Parent Common Stock, (iii) changes in general economic conditions in any region in which Parent or its subsidiaries operate, (iv) changes in the industry in which Parent and its subsidiaries operate, (v) the public announcement of this Agreement or the Transactions, (vi) any amendment to any report filed with the SEC or restatement of any financial statements contained in or incorporated into such reports, (vii) any change in Laws of general applicability or any interpretation thereof by any Governmental Authority, (viii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ix) any failure by Parent to meet any published projections, forecasts or estimates regarding revenue or earnings for any period, or (x) changes in generally accepted accounting principles applicable in the United States.

“Parent Third Party Consents” means each of the third party consents listed in Section 4.03 of the Purchaser Parties’ Disclosure Schedule.

“Permits” means all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the

Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and proposed to be conducted after the Effective Time.

“Permitted Liens” means, in respect of the Company and the Company Subsidiaries, (A) statutory liens for current Taxes and assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith, by the Company or such Company Subsidiary, as the case may be and for which a reserve has been established by the Company or such Company Subsidiary on its Books and Records, (B) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar statutory liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (C) zoning, entitlement, building and other land-use regulations imposed by governmental agencies having jurisdiction over real property which are not violated by the current use and operation of the real property, (D) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used, and (E) the Liens granted in favour of the Credit Union Central of Ontario Limited and Xerox Canada Ltd. as evidenced by PPSA registration statements 2007 0314 1238 1862 1850 and 2009 0105 1408 1462 0807, respectively.

“Person” shall be broadly interpreted and includes any natural person, legal person, partnership, limited partnership, joint venture, unincorporated association or other organization, trust, trustee, executor, administrator or liquidator, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted and whether or not a legal entity.

“Personal Information” has the meaning ascribed to that term under PIPEDA and/or any other Law relating to the protection of personal information.

“Piggyback Registration” has the meaning ascribed to it in Section 6.17.

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada), and any regulations thereunder.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Annex II annexed hereto and any amendments or variations thereto made in accordance with Section 9.02 hereof or made in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Privacy Laws” means all laws, statutes, codes, ordinances, decrees, consent decrees, rules, regulations, by-laws, statutory rules, letters of finding, policies, judicial or arbitral or administrative or ministerial or departmental or judgments, orders, decisions, rulings or awards, agency requirements relating to the protection of privacy and the Processing of Personal Information, including general principles of common and civil law, policies and guidelines of applicable Governmental Authorities, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, statutory body or self-regulatory authority.

“Processing” means the collection, use, modification, retrieval, disclosure, storage, anonymization, deletion, and/or management of Personal Information.

“Providence Bay Project” means the 1.8 MW wind farm comprising two wind turbine generators each rated at approximately 800 KW, and including the Owned Real Property and the buildings and structures thereon, located on Manitoulin Island, Ontario and owned by SPI Providence Bay Inc.

“Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in Canada during the relevant period, or any of the practices, methods and acts which, in the exercise of reasonable judgement in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the Optimum practice method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods and acts generally accepted in Canada.

“Purchase Consideration” means the Parent Common Stock to be issued to Company Securityholders, pursuant to the Plan of Arrangement and in accordance with Section 2.07.

“Purchaser Parties” means, collectively, Parent and Purchaser.

“Purchaser Parties’ Disclosure Schedule” means the disclosure schedule delivered by the Purchaser Parties to the Company concurrently with the execution of this Agreement.

“Real Property Contracts” has the meaning ascribed to it in Section 3.13.

“Recommendation” means the unanimous recommendation of the Company Board to the Company Shareholders that the Company Shareholders vote in favour of the Arrangement Resolution, the acceptance of the Arrangement, and, as applicable, the adoption of this Agreement.

“Record Date” means the date determined by the Company Board as the record date for purposes of the Company Meeting, in accordance with applicable Laws.

“Registrable Securities” has the meaning ascribed to it in Section 6.17.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of a Hazardous Substance from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly-owned treatment works, or waste treatment, storage or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling, and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.

“Replacement Warrant” shall have the meaning ascribed thereto in the Plan of Arrangement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act.

“SEC” means the United States Securities and Exchange Commission.

“Second Quarter Financial Statements” means the unaudited consolidated financial statements of the Company for the nine months ended June 30, 2009, together with the notes thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Legislation” means the U.S. Securities Laws and the Canadian Securities Laws, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, by-laws and policies of the TSXV and the NASDAQ, and the term “applicable” with respect to such Securities Legislation and in the context that refers to one or more Persons, means that such Securities Legislation applies to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or securities.

“Subsidiary” or “Subsidiaries” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (a) owns, directly or indirectly, 50% or more of the outstanding common stock, limited partnership or member interests or other equity interests, or otherwise has a financial interest of 50% or more thereof, or (b) is or Controls a general partner or other managing body of such legal entity.

“Supporting Persons” means those Persons who have executed Support Agreements and are identified in Section 3.05(f) of the Company Disclosure Schedule.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, net worth, gross receipts, property, sales, use, capital stock, payroll, employment, social security, Canada Pension Plan or Quebec Pension Plan, workers’ compensation or unemployment insurance or compensation, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; and including any Liability in respect of any item described above as a transferee or successor, pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Tax Returns” means all returns, reports, declarations, designations, schedules, notices, forms, elections, information statements, remittances and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports and any attachments thereto) with respect to Taxes filed or required to be filed with any taxing authority, domestic or foreign.

“Transaction Documents” means this Agreement and all other agreements and documents contemplated hereunder, executed herewith or required to implement or give effect to the Transactions, to which the Company is a party, including the Note.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and by any of the Transaction Documents, and including, for greater certainty, the Arrangement.

“TSXV” means the TSX Venture Exchange.

“United States Dollars” or “U.S.$” means lawful currency of the United States.

“U.S. Securities Laws” means the Securities Act and the Exchange Act.

“U.S. Securities Regulators” means the SEC or any state securities regulatory authority in the United States.

ARTICLE II

ARRANGEMENT

Section 2.01 Implementation Steps by the Company.

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, the Parent and the Purchaser covenant to co-operate with the Company to effect the Arrangement such that the Company Shareholders and Company Optionholders holding Company Stock Options with an exercise price less than CDN$0.30 shall be entitled to receive Parent Common Stock and the Company Warrantholders shall be entitled to receive Replacement Warrants as contemplated in the Plan of Arrangement and the Company covenants in favour of Parent and the Purchaser that the Company shall:

(a) As soon as reasonably practical after execution and delivery of this Agreement and the preparation of a substantially-completed Circular in accordance with Section 2.04, and in cooperation with Parent’s counsel, apply to the Court in a manner acceptable to Parent and the Purchaser, acting reasonably, under Section 182 of the OBCA for the Interim Order;

(b) Subject to obtaining the Interim Order, convene and hold the Company Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting with the prior approval of Parent acting reasonably);

(c) Include the Recommendation in the Circular;

(d) Subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(e) Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

Section 2.02 Interim Order.

The notice of motion for the proceeding referred to in Section 2.01(a) shall request that the Interim Order provide:

(a) For the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) That the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting; such that each Company Shareholder is entitled to one vote for each Company Common Share held, or such other majority as may be approved by the Court;

(c) That, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d) For the grant of the Dissent Rights;

(e) For the notice requirements respecting the application to the Court for a Final Order;

(f) That the Company Meeting may be adjourned from time to time by Company management, subject to the terms of this Agreement, without the need for additional approval by the Court; and

(g) That the Record Date will not change in respect of any adjournments(s) of the Company Meeting.

Section 2.03 Articles of Arrangement.

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, implement the Plan of Arrangement.

Section 2.04 Circular.

(a) As promptly as practicable after the execution and delivery of this Agreement, the Company and its legal counsel shall prepare the Circular, which shall include information provided by Parent regarding the disclosure required to be provided in respect of Purchaser Parties in accordance with applicable Canadian Securities Laws and the OBCA, which Parent agrees to provide promptly upon request, together with any other documents required by Securities Legislation and other applicable Laws or the Interim Order in connection with the Arrangement, and as promptly as practicable after the date of execution of this Agreement, the Company shall cause the Circular and any other documentation required in connection with the Company Meeting to be sent to each Company Securityholder and to be filed as required by the Interim Order, applicable Securities Legislation and the OBCA. The Circular together with any other documents required by Securities Legislation and the OBCA shall be in form and substance satisfactory to Parent, acting reasonably.

(b) The Company, Parent and Purchaser each shall, upon request by another, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Circular or any other statement, filing, notice or application made by or on behalf of the Purchaser Parties, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Arrangement and the Transactions.

(c) The Company shall: (i) permit Parent (and its outside counsel) to review and comment upon drafts of all material to be filed by the Company with the Court or any Governmental Authority in connection with the Arrangement (including the Interim Order, Final Order, Articles of Arrangement, Circular and any supplement or amendment) prior to the service (if applicable) and/or filing of such materials, (ii) give Parent (and its counsel) reasonable time to review and comment upon such materials and (iii) accept any reasonable comments of Parent (and its counsel).

(d) The Company shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (other than with respect to any information provided in writing by Parent or its outside counsel for the purpose of inclusion in the Circular). Without limiting the generality of the foregoing, the Company shall ensure that the Circular provides Company Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting and include in the Circular a statement that the Company Board has determined that the Arrangement is fair to the Company Securityholders, and that the Company Board unanimously recommends that Company Securityholders vote in favour of the Arrangement Resolution.

(e) The Parent shall ensure that the information provided by the Parent for inclusion in the Circular as contemplated in section 2.04(a) complies with all applicable Laws and, without limiting the generality of the foregoing, that such information does not contain a Misrepresentation.

Section 2.05 Preparation of Filings.

(a) Each of Parent, Purchaser and the Company shall cooperate and use its reasonable commercial efforts in:

(i) the preparation and filing of any application and any other documents reasonably deemed by Parent or the Company to be necessary to discharge their respective obligations under applicable Securities Legislation and the OBCA in connection with the Transactions; and

(ii) the taking of all such action as may be required under any applicable Laws in connection with the Transactions.

(b) Each of Parent and the Company shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effecting of the actions described in Section 2.04 and the foregoing provisions of this Section 2.05 and the obtaining of all regulatory approvals required by Section 7.01(d), and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(c) Each of Parent and the Company shall promptly notify each other if, at any time before or after the Effective Time, it becomes aware that any order, registration, consent, ruling, exemption, no-action letter, or approval in connection with the Arrangement or this Agreement, or any other filing under applicable Laws contains any Misrepresentation, or that otherwise requires an amendment or supplement to the Circular. In any such event, the Company shall (with the cooperation and assistance of

Parent) prepare a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Company Securityholders and/or filed with the relevant securities regulatory authorities.

(d) The Purchaser Parties shall indemnify and hold harmless the Company and its directors and officers from and against all claims, damages, liabilities, actions or demands to which they may become subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information provided by the Purchaser Parties and included in the Circular or any amendment thereto; provided however that, notwithstanding the foregoing, the Purchaser Parties shall have no liability or obligation under this paragraph (d) in the event that such information shall have been modified in any way, or reproduced in any manner other than that provided by a Purchaser Party, without its prior written consent.

Section 2.06 Final Order.

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting by the Company Shareholders as provided for in the Interim Order and as required by applicable Law, the Company shall as soon as reasonably practicable thereafter, and, in any event, within 3 (three) Business Days following the approval of the Arrangement Resolution at the Company Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA.

Section 2.07 Court Proceedings.

Subject to the terms of this Agreement, Parent will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information required to be supplied by Parent in connection therewith. The Company will provide legal counsel to Parent with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. The Company will also provide legal counsel to Parent on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Parent to agree or consent to any increase in Purchase Consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s obligations set forth in any such filed or served materials or under this Agreement.

Section 2.08 Company Action.

The Company represents that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are fair from a financial point of view to the Company Shareholders and in the best interests of the Company, (ii) approved this Agreement and the Transactions, and (iii) resolved to make the Recommendation, and agrees and undertakes to use its reasonable commercial efforts to obtain the necessary vote in favour of the Arrangement subject to the provisions of Section 6.02. The Company further represents that the Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the Company Common Shares in the Arrangement is fair, from a financial point of view, to such holders, and a copy of the written opinion of the Company Financial Advisor, promptly upon receipt thereof, will be delivered to Parent. The Company hereby consents to the inclusion in the Circular of the Recommendation and the Company shall not withdraw, qualify, modify or amend the Recommendation in any manner adverse to Parent or Purchaser except as and only to the extent permitted by Section 6.02.

Section 2.09 Purchase Consideration.

Subject to the provisions of Sections 6.09 and 6.10, the Purchase Consideration payable to the Company Securityholders pursuant to the Arrangement shall be determined as follows:

(a) Holders of Company Common Shares at the Effective Date (other than Parent and its Affiliates and holders who have properly exercised Dissent Rights under the Arrangement) will be entitled to receive, in exchange for each Company Common Share, a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

(b) Holders of Company Stock Options with an exercise price less than CDN$0.30 at the Effective Date will be entitled to receive through a cashless exercise, in exchange for each such Company Stock Option, a fraction of a share of Parent Common Stock in accordance with the terms of the Plan of Arrangement.

(c) Holders of Company Stock Options with an exercise price equal to or greater than CDN$0.30 at the Effective Date will have each such Company Stock Option cancelled for no consideration in accordance with the terms thereof.

(d) Holders of Company Warrants at the Effective Time will be entitled to receive, in exchange for each Company Warrant, a Replacement Warrant in accordance with the terms of the Plan of Arrangement.

(e) No fractional shares of Parent Common Stock shall be delivered to Company Shareholders pursuant to the Arrangement. The number of shares of Parent Common Stock to be delivered to Company Shareholders shall be rounded up to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to a fractional share representing decimal five (0.5) or more of a share of Parent

Common Stock pursuant to the Arrangement and shall be rounded down to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to a fractional share representing less than decimal five (0.5) of a share of Parent Common Stock pursuant to the Arrangement. For greater certainty, Company Shareholders shall not be entitled to receive a cash payment in lieu of a fractional share of Parent Common Stock.

Section 2.10 Company Warrants

(a) Before the Effective Date, the Boards of Directors of the Company, Parent and the Purchaser shall adopt such resolutions or take such other actions as may be required to, as of the Effective Date (and conditional on the obtaining of the Final Order), issue Replacement Warrants and make such other changes to the Company Warrant terms as Parent and the Company may agree are appropriate to give effect to the Arrangement.

(b) Each Company Warrant not otherwise exercised prior to the Effective Time shall, at the Effective Time, be surrendered to the Company and exchanged at the Effective Time for a Replacement Warrant in accordance with the terms of the Plan of Arrangement.

(c) By virtue of the Arrangement and without the need of any further corporate action, the Company Warrants outstanding at the Effective Time, shall be surrendered to the Company and terminated, and the Company shall cease to have any liability with respect to the Company Warrants and any holder thereof shall cease to be the holder of such Company Warrants (and the name of such holder shall be removed from the register of holders of Company Warrants).

(d) Except as otherwise contemplated by this Section 2.10 and except to the extent required to comply with applicable Securities Legislation, the term to expiry and other terms and conditions of a Replacement Warrant shall be the same as the Company Warrant for which it was exchanged, to the extent that such restrictions or limitations shall not have already lapsed, and shall remain in full force and effect with respect to such Replacement Warrants after giving effect to the Arrangement, except that upon exercise of a Replacement Warrant, in lieu of each Company Share issuable immediately before the Effective Time upon exercise of the Company Warrant being replaced, and for the same consideration that would have been payable therefore, the holder of the Replacement Warrant shall be entitled to receive shares of Parent Common Stock as set out in the Plan of Arrangement.

(e) Notwithstanding the terms of any registration rights agreement, at the Effective Time, all registration rights agreements shall be terminated and all rights thereunder shall be cancelled without any payment in respect thereof.

Section 2.11 Company Stock Options

(a) Promptly with the entering into of this Agreement, the Company will notify all holders of Common Stock Options that as of the Effective Date (and conditional on the obtaining of the Final Order), that all Company Stock Options shall terminate as contemplated herein and in the Plan of Arrangement.

(b) By virtue of the Arrangement and without the need of any further corporate action, the Company Stock Options outstanding at the Effective Time, shall be surrendered to the Company and terminated, and the Company shall cease to have any liability with respect to the Company Stock Options and any holder thereof shall cease to be the holder of such Company Stock Options (and the name of such holder shall be removed from the register of holders of Company Stock Options).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to the Parent and the Purchaser the Company Disclosure Schedule, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Company contained in this Agreement in the manner described below. For greater clarity, any introductory language and headings in the Company Disclosure Schedule are inserted for convenience of reference only and will not create or be deemed to create a different standard for disclosure than the language set forth in this Agreement. The Company Disclosure Schedule is arranged in sections and subsections corresponding to the numbered sections and subsections of this Agreement. Information disclosed in any section or subsection of the Company Disclosure Schedule will be deemed disclosed with respect to such other sections or subsections of this Agreement or the Company Disclosure Schedule to which such written information, on its face, would obviously pertain in light of the form and substance of the disclosure made. The Company represents and warrants as follows to the Parent and the Purchaser and acknowledges and confirms that the Parent and the Purchaser are relying upon the representations and warranties in connection with transactions contemplated in this Agreement.

Section 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has the requisite power and authority, corporate or otherwise, and all necessary approvals of Governmental Authorities, to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified, registered or licensed as a foreign corporation or otherwise to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, registration or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not result in or would not be reasonably likely to result in a Company Material Adverse Effect.

(b) The Company has no Subsidiaries, other than the Company Subsidiaries, and except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities, equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than the Company Subsidiaries. Except as set forth in Section 3.01 of the Company Disclosure Letter, the Company is the owner of record and beneficial holder of all outstanding capital stock and other equity interests of each Company Subsidiary. A list of the Company Subsidiaries, their jurisdiction of incorporation and organization and the outstanding capital stock and other securities and equity interests of the Company Subsidiaries that are issued and outstanding is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) The Company has no Liabilities in respect of or relating to any Subsidiaries previously owned by it.

(d) Section 3.01(d) of the Company Disclosure Schedule sets forth the address of all premises in which the Company and each of the Company Subsidiaries maintain an office or place of business.

Section 3.02 Certificate of Incorporation and By-Laws.

The Company has heretofore made available to Parent a complete and correct copy of the certificate of incorporation or other constating documents and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, constating documents, by-laws or equivalent organizational documents, as amended to date, are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, constating document, by-laws or equivalent organizational documents.

Section 3.03 Authority.

The Company has all necessary corporate power and authority to execute and deliver each of the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Transactions, other than the approval of the Company Securityholders and the filing of appropriate documents as required by the OBCA. Each of the Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto and subject to the terms and conditions of this Agreement and the requisite approval of the Arrangement Resolution by the Company Securityholders, each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Except for the consents, approvals, authorizations, filings and other actions described in Section 3.04(b), the Company Third Party Consents as set forth in Section 3.04 of the Company disclosure Schedule, the execution and delivery of the Transaction Documents by the Company do not, and the performance by the Company of its obligations thereunder, will not, (i) conflict with or violate the certificate of incorporation or other constating documents or by-laws or any equivalent organizational documents, each as amended to date, of the Company or any Company Subsidiary, (ii) result in a breach of, constitute a default under, violate or conflict with any material term or provision of any order of any court, Governmental Authority or any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, or result in any payment under, any Material Contract (as defined in Section 3.20) or Company Permit or require the Company or any Company Subsidiary, under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or any property or asset of the Company or Company Subsidiary is bound, to obtain the consent or approval of, or provide notice to, any other party to such agreement, contract, arrangement or understanding; or (iv) give rise to any Liability not disclosed in Section 3.04 of the Company Disclosure Schedule.

(b) The execution and delivery of the Transaction Documents by the Company do not, and the performance by the Company of its obligations thereunder, will not, require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority, except (A) for applicable requirements, if any, of Canadian Securities Laws, the Investment Canada Act and filing of appropriate documents as required by the OBCA, and (B) as contemplated by the Plan of Arrangement.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of an unlimited number of Company Common Shares and unlimited number of Preferred Shares. As of the date of this Agreement, 70,339,172 Company Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and no Preferred Shares are issued and outstanding.

(b) The Company Stock Option Plan is the only stock option, stock purchase or stock incentive plan of the Company and the Company Warrants are the only share purchase warrants issued by the Company and, save for the Company Stock

Options and the Company Warrants, there are no options, warrants, debentures or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

(c) Section 3.05(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the number of Company Common Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted under the terms of the Company Stock Option Plan; (v) the applicable vesting schedule; (vi) the date on which such Company Stock Option expires; and (vii) any waiver granted by the Company to any holder of Company Stock Options from the application of the provisions of the Company Stock Option Plans and the particulars thereof.

(d) Section 3.05(d) of the Company Disclosure Schedule sets forth the following information with respect to the Company Warrants: (i) the name and address of each holder thereof; (ii) the number of Company Common Shares issuable to each such holder upon exercise thereof; (iii) the exercise price thereof; (iv) the date of issue thereof; (v) the date of expiry thereof; (vi) if applicable, the warrant indenture pursuant to which such Company Warrants were issued.

(e) Section 3.05(e) of the Company Disclosure Schedule sets forth (i) the name of each Company Insider, (ii) the number of Company Common Shares, the number of Company Stock Options and the number of Company Warrants owned by each Company Insider, and (iii) the aggregate percentage of the Aggregate Outstanding Company Common Shares owned by the Company Insiders, as a group on a diluted and non diluted basis.

(f) Section 3.05(f) of the Company Disclosure Schedule sets forth the names of all Persons, including the Company Insiders, who have signed Support Agreements.

(g) The Company has no outstanding stock appreciation rights, phantom stock performance-based rights or similar rights or obligations (contingent or otherwise).

(h) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any shares of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

(i) Each outstanding share of capital stock of or other ownership interest in each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company free and clear of Liens, except for limitations on transfer imposed by federal or state or provincial securities Laws.

Section 3.06 Securities Law Matters; Financial Statements.

(a) The Company is a “reporting issuer” or has equivalent status in each of the provinces of Alberta, British Columbia and Ontario. The Company Common Shares are listed on the TSXV. Other than as disclosed in Section 3.06(a) of the Company Disclosure Schedule, the Company has not been notified of any default or alleged default by the Company of any material requirement of the TSXV or applicable Canadian Securities Laws. No Canadian Securities Regulator has issued any order preventing or suspending trading of any securities of the Company and the Company is not in material default of any requirement of applicable Canadian Securities Laws.

(b) The Company has filed all Company Reports required to be filed by it since August 21, 2008.

(c) At the time that they were filed or, if amended, as of the date of such amendment, the Company Reports complied in all material respects, and each report subsequently filed by the Company with the Canadian Securities Regulators will, on the date filed, comply in all material respects, with all applicable requirements of Canadian Securities Legislation as in effect on the date so filed. The Company Reports did not or will not, at the time they were or will be filed, or, if amended, as of the date of such amendment, contain any Misrepresentation.

(d) No material change has occurred in relation to the Company or a Company Subsidiary which is not disclosed in the Company Reports and the Company has not filed any confidential material change reports which continue to be confidential.

(e) The Company and the Company Subsidiaries have not filed with the SEC any registration statement under the Securities Act and are not currently and have not registered or filed any report, schedules, forms, statements or other documents under the Exchange Act. The Company is not currently required, and, with the exception of notices filed with the SEC on Form D pursuant to Rule 503 of Regulation D under the Securities Act and similar notices filed with certain state securities regulatory authorities as permitted by section 18 of the Securities Act or in connection with offerings of securities effected pursuant to exemptions from applicable state registration requirements, has not prior to the date hereof been required, to file any form, report or other document with the U.S. Securities Regulators. No Company Subsidiary is required to file any form, report or other document with the Canadian Securities Regulators or the U.S. Securities Regulators. Except as set out in Section 3.06(e) of the Company Disclosure Schedule, the Company has not received any non-routine inquires or interrogatories, whether in writing or otherwise, from any Canadian Securities Regulator, the TSXV or any other Governmental Authority, or, to the knowledge of the Company, been the subject of any investigation, audit, review or hearing by or in front of such Persons, in each case with respect to any of the Company Reports or any of the information contained therein.

(f) Each of the consolidated financial statements contained in the Company Reports, including, for greater certainty, the Financial Statements, and including, in each case, any notes thereto, have been and, as regards such financial statements prepared after the date hereof, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments) and reflects appropriate and adequate reserves for contingent Liabilities in accordance with GAAP.

(g) Except as and to the extent set forth in the Company Reports, neither the Company nor any Company Subsidiary has any Liability, except for Liabilities incurred in the ordinary course of business consistent with past practice, none of which will have a Company Material Adverse Effect, or Liabilities for fees, costs and expenses incurred in connection with the Transactions.

(h) The Company has provided to Parent true and complete copies of all “management letters” and other similar letters relating to the Company’s or any of the Company Subsidiaries’ internal controls and accounting practices that have been received by the Company from its auditors since August 21, 2008.

Section 3.07 Information to be Supplied.

(a) The Circular and the other documents required to be filed by the Company with the Canadian Securities Regulators in connection with the Transactions will comply as to form in all material respects with the requirements of the Canadian Securities Laws and the OBCA, as the case may be. Each of the Circular and the other documents required to be filed by the Company with the Canadian Securities Regulators in connection with the Transactions will not, on the date of its filing contain any Misrepresentation.

Section 3.08 Projects.

(a) Section 3.08(a) of the Company Disclosure Schedule sets out a complete and accurate list of all Company Projects broken down into categories of early development (Phase I), development (Phase II), construction ready (Phase III) and commercial operation (Phase IV), as more particularly itemized therein [NTD: list to resemble development project list previously provided], including but not limited to whether such Projects will be connected directly to the “IESO-Controlled Grid”, a “Distribution System” or a “Host Facility” (as such terms are defined in the FIT Rules). Each of the Company Projects that are located in the Province of Ontario and that are listed in Phase II and Phase III (each an “Ontario FIT Project”) satisfy the FIT Program application requirements set out in Sections 2, 3.1 and 3.2 of the FIT Rules and have available to them sufficient Transmission System resources (as such term is defined in the FIT Rules) to accommodate the connection of the Ontario FIT Project, as contemplated in 5.2 and 5.3 of the FIT Rules, and will not be subjected to the “Economic Connection Test” set out in 5.4 of the FIT Rules. If the Company or any of the Company Subsidiaries were to execute and deliver a FIT Contract as contemplated by the FIT Program as of the date hereof, the execution and delivery of a FIT Contract for any of the Ontario FIT Projects would not result in a breach of, or constitute a default (or an event of default which, with notice or lapse of time or both, would become a default) under, or give to others any right to termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, or result in ay payment under, any Material Contract or Company Permit.

The projected timing of each Company Project as set out in Section 3.08(a) of the Company Disclosure Schedule is a good faith estimate and the Company is not aware of any fact, event or circumstance that could reasonably be expected to result in a material delay to such timing.

Section 3.09 Permits; Compliance.

(a) Section 3.09 of the Company Disclosure Schedule contains a complete and accurate list of all Permits broken down by Company Project required for the operation of the Business. The operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws including Environmental Laws in each jurisdiction in which it or they carry on business or hold a Permit, except where the failure to so comply has not resulted in a Company Material Adverse Effect. The Company and the Company Subsidiaries own, hold and possess and lawfully use in the operation of the Business and the ownership of their Assets, all material Permits which are necessary for them to conduct the Business as presently conducted or for the lease of or ownership and use of the Assets in compliance, in all material respects, with all applicable Laws (including, without limitation, all Environmental Laws). Each Company Permit is valid, subsisting and in good standing and none of the Company or the Company Subsidiaries is in default or material breach of any Company Permit and, to the knowledge of the Company, no proceeding is pending or threatened to revoke or limit any Company Permit. The Company and the Company Subsidiaries are not aware of any facts, events or circumstances that can reasonably be anticipated would result in any Permit not being issued by the appropriate Governmental Entity in the normal course.

(b) Neither the Company nor any of the Company Subsidiaries is in default, in any material respect, with respect to any Law or Company Permit or has received written notice of any possible violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any Law or Permit, and, to the knowledge of the Company, no investigation, inspection, audit or other proceeding by any Governmental Authority involving allegations of any violation of any Law or Permit is threatened or contemplated.

(c) To the knowledge of the Company, all Company Permits for the professional employees and agents of the Company and the Company Subsidiaries are, in all material respects, in full force and effect and have been issued to and fully paid for by the holder thereof and, to the knowledge of the Company, no suspension or cancellation thereof has been threatened.

(d) No Company Permits will terminate or cease to be valid and in effect by reason of the Transactions or prior to December 31, 2010.

(e) Neither the Company nor any Company Subsidiary (i) have been denied or, has reason to believe that it will not be able to obtain, a Permit needed in order to complete a Project.

(f) Neither the Company nor any of the Company Subsidiaries have engaged in any activities which are prohibited, or are cause for criminal penalties, under applicable Laws.

Section 3.10 Business, Assets.

On the Closing Date, the Business is the only business operation carried on by the Company and the Company Subsidiaries. The Assets include all rights, interests and property necessary to conduct the Business after the Effective Time in the same manner as they were conducted prior to the Effective Time. All of the Assets are situate at the Owned Real Property, the Leased Properties, at properties subject to Real Property Contracts or at properties subject to such other leases and real property contracts to which the Company or a Company Subsidiary is a party.

Each of the Company and the Company Subsidiaries has good and marketable title to all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it owns or purports to own including all the properties and assets reflected as being owned by them in the Company Reports. The Assets are free and clear of all Liens, except for Permitted Liens. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase, lease, licence or other acquisition of any of the Assets.

Section 3.11 Condition of Tangible Assets.

Except as set out in Section 3.11 of the Company Disclosure Schedule, the buildings, structures, equipment (including, without limitation, all machinery, vehicles, turbines, metering equipment, office material and the like), dams, dikes, tunnels, reservoirs, water lots and water intakes, and all ancillary assets, moveable or immovable, corporeal or incorporeal and other tangible personal property of the Company and the Company Subsidiaries (including buildings and fixtures) owned, leased or otherwise used in connection with the Business are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put and have been maintained in accordance with Prudent Industry Practice subject to normal wear and tear. The electricity transmission lines owned by Company and the Company Subsidiaries connecting to the Ontario Grid are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put.

Section 3.12 Metering Equipment.

There have been no disputes in connection with the accuracy or reliability of any of the meters and related equipment used to measure the energy delivered by the Company Projects to the Ontario Grid.

Section 3.13 Real Property.

Except for the property described under the heading entitled “Owned Real Property” in Section 3.13 of the Company Disclosure Schedule (the “Owned Real Property”), none of the Company and Company Subsidiaries is the owner of any real property. The Company and the Company Subsidiaries, as applicable, have good and valid title, free and clear of all Liens, except for Permitted Liens, to the Owned Real Property. The leases identified as “Leases” under the heading “Leased Real Property” in Section 3.13 of the Company Disclosure Schedule (the “Leases”) and the licenses, permits, right of way agreements, easements or similar agreements identified as “Real Property Contracts” in Section 3.13 of the Company Disclosure Schedule (the “Real Property Contracts”) constitute all of the material agreements pursuant to which the Company and/or any of the Company Subsidiaries have the right to occupy, lease or use any real property or any interest in any real property, and true, correct and complete copies of the Leases and Real Property Contracts have been made available to the Parent. Each of the Leases to which any of the Company or the Company Subsidiaries is or may be a party or subject are in or substantially in one of the forms of the lease agreements, which forms have been made available to the Purchaser and are set out in Section 3.13 of the Company Disclosure Schedule. The use of the Owned Real Property, as currently operated, complies, in all material respects, with all applicable zoning by-laws and regulations. No condemnation or expropriation proceeding is pending or, to the knowledge of the Company or the Company Subsidiaries threatened which would preclude or impair the use of any of the Leased Properties, the Owned Real Property or the properties subject to the Real Property Contracts for the purposes for which they are currently used. The Leases, the Real Property Contracts and the Owned Real Property constitute all of the property interests necessary for the operation of the Business, as currently operated in accordance with all applicable Laws, and for the completion of the applicable Project . The Company or the Company Subsidiaries have adequate rights of ingress and egress with respect to the Leased Properties, the Owned Real Property and the properties subject to the Real Property Contracts for the operation of the Businesses.

Section 3.14 No Breach of Leases and Real Property Contracts.

Each of the Company and the Company Subsidiaries has complied, in all material respects, with all of its obligations under the Leases and Real Property Contracts. All rents and other charges (including statutory charges) due and payable by any Company or the Company Subsidiaries under any Lease or Real Property Contract (the non-payment of which would entitle any party to any such Lease or Real Property Contract other than Company or the Company Subsidiaries to terminate the same) have been paid, and there exists no event of default (howsoever described) or other event, occurrence, condition or act (including the purchase of any of the Assets ) which, with the giving of notice, the lapse of time or the happening of any other event or condition, could become an event of default (howsoever described) or which could result in the expiry of the term of the Lease or Real Property Contract on a date which is on or prior to the Effective Time or the tenant being deemed to be overholding on a date which is on or prior to the Effective Time under any of the Leases or Real Property Contracts. The relevant Company or the Company Subsidiaries, as applicable, have a good and valid right to use and occupy all the Leased Properties and all other properties which are the subject of any Real Property Contract to the extent required to operate and maintain the Business by way of good, valid and marketable title or leasehold title, easement rights, rights of way, licences of occupation, land use permits or similar rights and interests and, in each case, the relevant Company or the Company Subsidiaries’ interest therein is free and clear of all Liens other than Permitted Liens. The relevant Company or the Company Subsidiaries have the right to use all Easements and all such Easements have been validly created for use in the operation of the Projects. Each of the Leases and Real Property Contracts creates a valid leasehold interest or easement, right of way, license, land use permit or similar right in the property described therein, in compliance with the provisions of the Planning Act (Ontario) or other equivalent or similar legislation in the applicable jurisdiction, except for any invalidity that would not preclude the Company or the Company Subsidiaries from continuing to operate its Business or enjoying the rights granted to the Company or the Company Subsidiaries pursuant to the Leases and Real Property Contracts, including, without limitation, the full duration of any term, including renewals and extensions, as currently operated, and any and all material consents of any Governmental Entity required in connection therewith have been or will be obtained. The Company and the Company Subsidiaries have acquired all necessary rights with respect to the Owned Real Property or under the Leases and Real Property Contracts to occupy, enter in, on, under or over, and/or use all lands required for the connection of the facilities located on the Owned Real Property and the Leased Property to the Ontario Grid and to service and maintain the Assets. None of the Company or the Company Subsidiaries has sublet, assigned, licensed, or otherwise conveyed or encumbered any rights in any of the Owned Real Property, the Leased Properties or in the Real Property Contracts except for the Permitted Liens.

Section 3.15 Construction of Providence Bay Project.

To the knowledge of the Company, the Providence Bay Project was constructed in a good and workmanlike manner and in accordance with, in all material respects, all applicable Permits and Laws.

Section 3.16 Maintenance and Warranties.

To the knowledge of Company, the turbines, turbine towers, spare parts and other assets including, to the extent owned by the Company or any of the Company Subsidiaries, the meters and related equipment used to measure the energy delivered by the Company Projects, necessary for the operation of the Business have been maintained, in all material respects, in accordance with the specifications and requirements of the manufacturers (where applicable) and in any event in accordance with good industry practice. The turbines used in the Business have in all material respects been maintained in accordance with the maintenance schedule provided by the manufacturers, where applicable, and in any event in accordance with good industry practice. All unexpired warranties provided by manufacturers of turbines, turbine towers, spare parts and other assets necessary for the operation of the Business in the ordinary course are in effect in accordance with the warranties provided by such manufacturers.

Section 3.17 Aboriginal Matters.

There has not been any assertion by any aboriginal person or group, or any Person acting on behalf of any aboriginal Person or group, by virtue of its aboriginal status, in each case, which, if determined adversely to the Company or the Company Subsidiaries , would materially interfere with the operation of any of the Businesses, of:

(a) any claim or proceeding against any property of any of the Company or the Company Subsidiaries;

(b) any right, title, benefit or interest in any real property held by any of the Company or the Company Subsidiaries;

(c) any claim of jurisdiction over any business of any of the Company or the Company Subsidiaries or any interest in real property held by any of the Company or the Company Subsidiaries; or

(d) any right to be consulted with respect to any use, development or improvement of any interest in real property held by any of the Purchased Entities except as set out in Section 3.17 of the Company Disclosure Schedule.

Section 3.18 Absence of Certain Changes or Events.

Without limiting the generality of any other provision hereof, and except as (a) expressly contemplated by this Agreement or in Section 3.18 of the Company Disclosure Schedule, or (b) described in the Company Reports filed prior to the date of this Agreement, since August 21, 2008: (i) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Company Material Adverse Effect, (iii) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01; and (iv) none of the Company or any Company Subsidiary has issued or granted any options, warrants, debentures or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

Section 3.19 Absence of Litigation.

Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no Actions outstanding or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary at law or in equity or before or by any court or other Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.20 Contracts.

(a) Subsections (i) through (xiv) of Section 3.20(a) of the Company Disclosure Schedule contain a complete list of the following written contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements, together with the Plans, the Leases and the Company Permits, being “Material Contracts”): (i) each contract, agreement or account involving aggregate annual payments to the Company or any Company Subsidiary of more than Cdn.$50,000, or aggregate annual payments by the Company or any Company Subsidiary of more than Cdn.$50,000, (ii) all material contracts and agreements with any Governmental Authority, (iii) all contracts and agreements that (A) limit or purport to limit the ability of the Company or any Company Subsidiary or, to the Company’s knowledge, any key executives of the Company or any Company Subsidiary, to compete in any line of business or with any Person or in any geographic area or during any period of time or otherwise restricts the development, manufacture, marketing, distribution or sale of any products or services by the Company or any Company Subsidiary, (B) require the Company or any Company Subsidiary to use any supplier or third party for all or substantially all of the requirements or needs of the Company or a Company Subsidiary and that provide for services of more than Cdn.$50,000, or aggregate annual payments by the Company or any Company Subsidiary of more than Cdn.$50,000, (C) limit or purport to limit in any material respect the ability of the Company or any Company Subsidiary to solicit any customers or clients of the other parties thereto, (D) contain “non-solicitation” or “no-hire” provisions that restrict the Company or any Company Subsidiary in any manner, or (E) require the Company or any Company Subsidiary to market or co-market any services or products of a third party (each of (A) through (E), a “Restrictive Agreement”); (iv) all contracts, agreements and arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate, stockholder or officers, directors or principals of the Company or any Company Subsidiary on the other hand (each such contract, a “Related Party Agreement”); (v) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or Liabilities by the Company or any Company Subsidiary with any third party; (vi) all licenses issued by any other Governmental Authority including, without limitation, the identity of the respective licensees thereunder; (vii) each material employment, services or consulting contract with any employee, service provider or consultant of the Company or any of the Company Subsidiaries; (viii) any standstill or similar contract currently restricting the ability of the Company or any Company Subsidiary to offer to purchase or purchase the assets or equity securities of another Person; (ix) each material contract providing that the Company, any Company Subsidiary or any of their respective employees maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to the Company, any Company Subsidiary or their respective businesses; (x) any contract providing for indemnification of any Person by the Company and/or any Company Subsidiary, other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business; (xi) any contract under which the Company or any Company Subsidiary has directly or indirectly guaranteed Indebtedness of any Person; (xii) any contract under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person; (xiii) any contract granting a third party any license to Intellectual Property involving aggregate annual payments to the Company or any Company Subsidiary of more than Cdn.$20,000, or pursuant to which the Company or any Company Subsidiary has been granted by a third party any license to any Intellectual Property, or any other license, option or other contract relating in whole or in part to Intellectual Property or the intellectual property of any other Person other than any such agreement entered into in the ordinary course of business; and (xiv) all other material contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Company Subsidiary or the conduct of their respective businesses.

(b) Each of the Company and the Company Subsidiaries has performed, in all material respects, all of the obligations required to be performed by it and is entitled to all benefits under the Material Contracts. Each of the Material Contracts is in full force and effect, unamended, and there exists no default, breach, termination event, (p)repayment event or alleged default (in each case, howsoever described) or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, could become a material default, a material breach, a termination event or a (p)repayment event, respectively (in each case, howsoever described), under any Material Contract. Without limiting the foregoing, each of Greta and EFI have made all payments required to be performed under the applicable Material Contract to which they are a party except as set forth in Section 3.20(b) of the Company Disclosure Schedule. The Company Projects referenced in the EFI Framework Agreement and the Greta Framework Agreement are not “Construction-Ready” and neither EFI nor Greta has delivered a “Notice to Proceed” (as such terms are defined in the applicable EFI Framework Agreement or Greta Framework Agreement) in relation to any such Company Projects, and where a Company Project referenced therein becomes “Construction-Ready” or is subject to a “Notice to Proceed”, the Company shall promptly notify the Parent.

(c) The Company has made available to Parent a true, complete and correct copy of each written Material Contract, together with all material amendments, waivers or other changes thereto. Other than as disclosed in Sections 3.20(c) and 3.20(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is party to any oral Material Contracts. The Company and the Company Subsidiaries have made available to Parent true and complete descriptions of all such oral Material Contracts.

Section 3.21 Employee Matters.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which either: (i) notice of termination, indemnity in lieu of notice of termination, severance, termination payments, change of control payments or other payments relating to the cessation of employment or services to any director, officer, employee, consultant or service provider may be required to be paid to terminate their employment or services; or (ii) any employee, service provider or consultant who is bound by confidentiality, non-competition or non-solicitation covenants with the Company or any of the Company Subsidiaries is relieved thereof as a result of the completion of the Transactions. Section 3.21(a) of the Company Disclosure Schedule contains a list of all employment, consulting and service agreements of the Company and any of the Company Subsidiaries with their employees, independent contractors, consultants and distributors, as the case may be. Section 3.21(a) of the Company Disclosure Schedule sets out the following information for each director, officer, employee, consultant or service provider who is entitled to receive any severance payment, termination payment, change of control payment or other payment as a result of the Transactions: the name of the individual, his or her title and the amount of the payment he or she is entitled to receive. The Company and the Company Subsidiaries have made available to Parent true and complete copies of all such written agreements and true and complete descriptions of all such oral agreements.

(b) Section 3.21(b) of the Company Disclosure Schedule contains for all directors, officers and employees of the Company and the Company Subsidiaries, the following correct and complete lists: (i) a list of all salaries, wage rates, commissions and consulting fees, bonus arrangements, deferred compensation, share or unit appreciation program, options, retention bonus, incentive and benefits; (ii) a list of all positions; (iii) a list indicating how many Persons work full-time and part-time; (iv) a list of their length of service; (v) a list setting out their respective vacation entitlement in days; and their entitlement to annual sick days; and (vi) a list of how many Persons are currently on lay off or on a leave of absence, together with the reasons for any such leave of absence and their expected date of return to work, if known.

(c) There is no collective agreement in force with respect to the employees of the Company or the Company Subsidiaries, no collective agreement is currently being negotiated by the Company or any of the Company Subsidiaries, no union or employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or of the Company Subsidiaries by way of certification, interim certification, voluntary recognition, or successors’ rights, and there are no current, or to Company’s knowledge, threatened attempts to organize or establish any trade union or association with respect to the Company and the Company Subsidiaries, nor have there been any such attempts since August 21, 2008.

(d) To the Company’s knowledge, the Company and the Company Subsidiaries are not engaged in any unfair labour practices. There are no unfair labour practice complaints, grievances or arbitration proceedings outstanding nor to the

Company’s knowledge, threatened against the Company or the Company Subsidiaries and there is no labour strike, slow down, work stoppage or lock-out in effect or to the Company’s knowledge, threatened against the Company and the Company Subsidiaries, nor has there been any such event since August 21, 2008.

(e) All amounts due or owing or accrued but not yet owing for all salaries, wages bonuses, commissions and consulting fees, vacation pay, incentive plans, retention bonuses, options, pension, benefits or other employee benefits have been paid or, if accrued, are reflected in the Books and Records.

(f) Except as set forth in Section 3.21(f) of the Company Disclosure Schedule, no terminated employee, independent contractor, consultant or distributor of the Company or the Company Subsidiaries is owed any payments in respect of such termination. For the purpose of clarity, the Company is solely responsible for, and will pay in full all amounts disclosed in Section 3.21(f) of the Company Disclosure Schedule in accordance with the terms of the respective severance agreements.

(g) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any occupational health and safety legislation and no audit of the Company or of any of the Company Subsidiaries is currently being performed pursuant to any such applicable legislation. There are no claims or, to the Company’s knowledge, threatened claims which may adversely affect the Company or any of the Company Subsidiaries’ accident cost experience in respect of the business.

(h) Except as set forth in Section 3.21(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not subject to any outstanding claims for wrongful dismissal, constructive dismissal, psychological harassment or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of their employees or former employees or relating to any failure to hire a candidate for employment.

(i) There is no outstanding Indebtedness owed by the Company or any of the Company Subsidiaries to any of their employees or former employees, independent contractors, consultants or distributors.

(j) Except as set forth in Section 3.21(k) of the Company Disclosure Schedule, no managerial employee and no group of employees of the Company or of any of the Company Subsidiaries has notified the Company that they have any plans to terminate his, her or their employment or their service relationship with the Company or any of the Company Subsidiaries.

(k) Those Persons who have been classified as independent contractors, consultants or distributors have been properly classified as such, and no audit is currently being performed by any Governmental Authority in respect of the characterization of such individuals as independent contractors, consultants or distributors of the Company or the Company Subsidiaries, and to the knowledge of the Company, no such audit is threatened.

(l) Except for the Company Stock Option Plan and as set forth in Section 3.21(l) of the Company Disclosure Schedule: (i) there are no pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase or appreciation, health, life insurance, disability, sick pay, severance pay, group insurance or other employee benefit plans, programs or arrangements maintained or contributed to by the Company or any of the Company Subsidiaries (collectively, the “Plans”); (ii) there are no outstanding material violations or defaults thereunder nor any actions, claims or other proceedings outstanding or, to the knowledge of the Company, threatened with respect to any Plan; (iii) no Plan is currently under a governmental investigation or audit and, to the knowledge of the Company, no such investigation or audit has been threatened; (iv) each Plan covers only current or former employees of the Company and the Company Subsidiaries and their dependants and beneficiaries; (v) no promise or commitment to increase benefits under any Plan or to adopt any additional Plan has been made except as required by Law; (vi) no event has occurred which could subject the Company or any of the Company Subsidiaries to any material tax, penalty or fiduciary Liability in connection with any Plan which has not been accrued on the Annual Financial Statements; (vii) there have been no withdrawals of surplus or contribution holidays, except as permitted by Law and the terms of the Plans; and (viii) no other Plan provides post-employment and post-retirement benefits, other than as required by Law.

(m) The Company and each Company Subsidiary has, to the Company’s knowledge, complied and is in compliance in all material respects with, and has been since August 21, 2008 and is, in all material respects, in good standing under all applicable Laws relating to employment and labour matters, including any provision thereof relating to wages, hours of work, vacation pay, overtime pay, conditions of employment, workers’ compensation, health, safety, training, human rights, equal opportunity, pay equity, or similar Laws and has properly completed and filed all material reports required by such Laws.

Section 3.22 Accounts Receivable.

All accounts receivable of the Company and the Company Subsidiaries are bona fide and, subject to an allowance for doubtful accounts that has been reflected in the Company Reports in accordance with GAAP and, consistent with past practice, collectible. Such accounts receivable are not subject to any defence, set-off or counterclaim.

Section 3.23 Intellectual Property.

(a) The Company or the Company Subsidiaries own or possess valid, subsisting and enforceable licenses to use, all Intellectual Property that is material to the conduct of the Business as currently conducted.

(b) The operation of the Business does not infringe upon the Intellectual Property rights of any Person and none of the Company or the Company Subsidiaries has received written or actual notice from any Person alleging such infringement except where such infringement would not be reasonably likely to result in a Company Material Adverse Effect.

Section 3.24 Taxes.

(a) Section 3.24(a) of the Company Disclosure Schedule contains a list of all income Tax Returns filed with respect to the Company and each of the Company Subsidiaries since January 1, 2005, including all Tax Returns filed on a consolidated, combined or unitary basis, along with a list of entities whose activities are included in such filings.

(b) Except as set out in Section 3.24(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have timely filed (or have had filed on their behalf) with all appropriate Governmental Authorities all Tax Returns and reports required to be filed by each of them in accordance with all applicable Laws, and each has, within the time and in the manner prescribed by Law, paid, remitted and discharged all Taxes that have become due and payable, and will timely pay all Taxes which will become due and payable on or prior to the Effective Date other than such payments as are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the Annual Financial Statements in accordance with GAAP, and all such Tax Returns and reports are true, accurate and complete.

(c) Other than as disclosed in the Annual Financial Statements or the Company Disclosure Letter, neither Canada Revenue Agency, the Internal Revenue Service nor any other taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(d) Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(e) Neither the Company nor any Company Subsidiary is party to any Tax-sharing agreement, Tax-indemnification agreement or other agreement or arrangement relating to Taxes with any Person, other than the Company or a Company Subsidiary; neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated, combined, unitary or other Tax Return for Canadian federal, provincial, local or non-Canadian Tax purposes reflecting the income, assets or activities of affiliated companies, or has any Liability for the Taxes of any other Person under any provision of Canadian federal, provincial, local or non-Canadian Law, or as a transferee or successor, or by contract, or otherwise.

(f) Each of the Company and the Company Subsidiaries has withheld, collected and timely paid all Taxes required to be withheld and paid in connection with (i) any amounts paid or owing to any present or former employee, independent contractor, creditor, stockholder or other third party, (ii) goods and services received from or provided to any Person, and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor, and the amount of Taxes withheld but not remitted by the Company and the Company Subsidiaries will be retained in respect of the appropriate amounts and will be remitted by the Company and the Company Subsidiaries to the appropriate Tax authorities when due.

(g) Except as set out in Section 3.24(a) of the Company Disclosure Schedule, all Tax Returns of the Company and the Company Subsidiaries have been assessed through December 31, 2008, there are no proposed or issued assessments or reassessments respecting the Company or any of the Company Subsidiaries pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and there are no outstanding objections to any assessment or reassessment of Taxes.

(h) No claim has been made by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

Section 3.25 Environmental Matters.

(a) To the knowledge of the Company and the Company Subsidiaries , there are no Contaminants located in the ground or in groundwater under any of the Owned Real Property or the Leased Properties or the properties subject to the Real Property Contracts.

(b) To the actual knowledge of the Company and the Company Subsidiaries, none of the Owned Real Property or the Leased Properties or the properties subject to any of the Real Property Contracts (i) has ever been used by any Person as a waste disposal site or as a landfill, (ii) has ever had a Contaminant located on, at or under it or (iii) has ever been used for any Environmental Activity except in compliance with Environmental Law.

(c) There are no outstanding orders relating to any Environmental Activities or health and safety matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any Assets, nor have any of the Company or the Company Subsidiaries , received notice of any of the same.

(d) There is currently no outstanding requirement of any Governmental Entity, nor to the knowledge of the Company or the Company Subsidiaries, any grounds that could reasonably give rise thereto, for the Company or the Company Subsidiaries to (i) alter any of the Owned Real Property or the Leased Properties in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

Section 3.26 Insurance.

(a) Section 3.26(a) of the Company Disclosure Schedule sets out a list of all of the insurance policies of the Company and the Company Subsidiaries relating to fire and casualty, general liability, business interruption, directors’ and officers’ liability and workers’ compensation and other forms of insurance of any kind relating to the business and operations of the Company or any Company Subsidiary, and such list contains the name of the applicable insurance company, the premiums payable, deductible (if any) and amount of coverage for each such policy. True and complete copies of all policies, or summaries thereof of fire and casualty, general liability, business interruption, directors’ and officers’ liability and workers’ compensation and other forms of insurance of any kind relating to the business and operations of the Company or any Company Subsidiary have been made available to Parent, and such policies are in full force and effect as of the date of this Agreement.

(b) The insurance maintained by the Company and the Company Subsidiaries adequately covers all material risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company and the Company Subsidiaries which would be customary in the business carried on by the Company and the Company Subsidiaries and the Company and the Company Subsidiaries are not in material default under the terms of any such policy.

(c) There is no claim outstanding under any insurance policy of the Company or a Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and there has been no notice of cancellation or termination of, or premium increase with respect to, any such policy.

(d) The Company and the Company Subsidiaries have paid all premiums due under their insurance policies and none of the Company or any Company Subsidiary is in default in any material respect under the terms of any of their insurance policies.

Section 3.27 Brokers.

No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment related to the Transactions.

Section 3.28 Related Party Transactions; Collateral Benefit.

No executive officer, director or Affiliate of the Company or any Company Subsidiary, nor any immediate family member or Affiliate of such executive officer or director is entitled to any payment, benefit or advantage that would constitute a

“collateral benefit” within the meaning of Canadian Securities Laws, in connection with or as a result of the Transactions.

Save for or pursuant to (i) the employment, management or consulting arrangements listed in Section 3.28 of the Company Disclosure Schedule and the payments to be made thereunder, as disclosed therein, and (ii) compensation payable to the directors of the Company in accordance with the “Compensation of Directors” contained in the Company’s Management Information Circular dated May 6, 2009, no executive officer, director or Affiliate of the Company or any Company Subsidiary, nor any immediate family member or Affiliate of such executive officer or director:

(a) is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Company Subsidiary;

(b) is entitled to any payment or transfer of any assets from the Company or any Company Subsidiary;

(c) has any material interest in any material property used by the Company or any Company Subsidiary; or

(d) has an interest in any customer or supplier of the Company or any Company Subsidiary or provider of any services to the Company or any Company Subsidiary, other than the ownership of less than 5% of the outstanding stock of any publicly-traded company.

Section 3.29 Disclosure.

(a) The Company has made available to Parent all Books and Records. All such Books and Records are, in all material respects, complete and correct and have been maintained, in all material respects, in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and the information in the Books and Records is accurately reflected in the Financial Statements.

(b) The minute books of the Company and each Company Subsidiary contain, in all material respects, accurate and complete records of all meetings held of, and corporate action by, the shareholders and the board of directors (and committees thereof) of the Company and each Company Subsidiary, and no meeting of any such shareholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.30 Certain Payments and Foreign Corrupt Practices Act.

Without limiting the generality of any other provision hereof, none of the Company, any Company Subsidiary nor any of their respective officers, directors or employees or, to the knowledge of the Company, any of the agents, shareholders, distributors or representatives of the Company or a Company Subsidiary or any other Persons acting on the express, implied or apparent authority of any of them, has:

(a) Paid, given or received or has offered or promised to pay, give or receive, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, discount, inducement or other payment or thing of value, regardless of form, whether in money, property or services, to any Person, whether in Canada, the United States or elsewhere, and including any foreign official or political party (or official thereof), in connection with or in furtherance of the business of the Company or a Company Subsidiary, including, without limitation, (i) for the purposes of influencing any act, decision or omission in order to assist the Company or a Company Subsidiary in obtaining business for or with, or directing business to, any Person, (ii) to obtain favourable treatment in securing business for the Company or any Company Subsidiary, (iii) to pay for favourable treatment for business secured by the Company or any Company Subsidiary, (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or (v) in violation of any Law, nor is the business of the Company and the Company Subsidiaries in any manner dependent upon the making or receipt of any of the foregoing;

(b) Established or maintained any fund or asset with respect to the Company or any Company Subsidiary that has not be recorded in the books and records of the Company and the Company Subsidiaries; or

(c) Directly or indirectly, materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(d) The business of the Company and each Company Subsidiary is not in any manner dependent upon the making or receipt of the unlawful payments or other inducements referred to in this Section 3.22.

Section 3.31 No Other Purchase Agreements.

The Company and the Company Subsidiaries are not a party to any other contract, agreement or understanding of any nature for the purchase or other acquisition of any of their undertaking, property or assets, other than in the ordinary course of business.

Section 3.32 Warranty and Product Liability Matters.

(a) Section 3.33(a) of the Company Disclosure Schedule sets forth (i) a list of all material product liability claims made against the Company or any of the Company Subsidiaries since August 21, 2008, and (ii) a summary of warranty claims made against the Company or any of the Company Subsidiaries, together with the annual cost associated with such warranty claims, for each of the three (3) immediately-preceding fiscal years.

(b) Except as set forth in Section 3.33(b) of the Company Disclosure Schedule, none of the Company’s or the Company Subsidiaries’ products have any material design, manufacturing or other defects, and such products comply with, and meet, in all material respects, the current standards of, all Laws dealing with such products. No claims, including, but not limited to, product or service warranty, Liability, strict liability or negligence claims, in respect of the Company’s or any Company Subsidiary’s products or services are pending or, to the knowledge of the Company and the Company’s Subsidiaries, threatened.

Section 3.33 Privacy Matters.

Each of the Company and the Company Subsidiaries is conducting, and has at all times conducted, the Business in compliance in all material respects with all applicable Privacy Laws. None of the Company or Company Subsidiaries has received any notice or other communication from any Person asserting any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Laws.

Section 3.34 Solvency

At the Effective Time, the Company will not be insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada).

Section 3.35 Banking and Attorneys.

Section 3.35 of the Company Disclosure Schedule sets forth a true and complete list showing:

(a) The name of each bank or similar institution in which each of the Company and the Company Subsidiaries has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all individuals authorized to draw thereon or to have access thereto; and

(b) The name of each Person holding a general or special power of attorney from the Company or any of the Company Subsidiaries and a summary of the terms thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Contemporaneously with the execution and delivery of this Agreement, the Purchaser Parties are delivering to the Company the Purchaser Parties’ Disclosure Schedule, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Parent and the Purchaser contained in this Agreement in the manner described below. For greater clarity, any introductory language and headings in the Purchaser Parties’ Disclosure Schedule are inserted for convenience of reference only and will not create or be deemed to create a different standard for disclosure than the language set forth in this Agreement. The Purchaser Parties’

Disclosure Schedule is arranged in sections and subsections corresponding to the numbered sections and subsections of this Agreement. Information disclosed in any section or subsection of the Purchaser Parties’ Disclosure Schedule will be deemed disclosed with respect to such other sections or subsections of this Agreement or the Purchaser Parties’ Disclosure Schedule to which such written information, on its face, would obviously pertain in light of the form and substance of the disclosure made.

As an inducement to the Company to enter into this Agreement and to implement the Transactions, the Purchaser Parties hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.01 Corporate Organization.

Each of the Purchaser Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite power and authority, corporate or otherwise, and all necessary approvals of Governmental Authorities, to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries is duly qualified, registered or licensed as a foreign corporation or otherwise to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, registration or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably likely to result in a Parent Material Adverse Effect.

Section 4.02 Authority.

(a) Each of the Purchaser Parties has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the Transactions.

(b) The execution and delivery of the Transaction Documents by each of the Purchaser Parties, and the consummation by each of them of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Purchaser Parties are necessary to authorize the Transaction Documents or to consummate the Transactions (other than any necessary approvals or consents and the filing of appropriate documents as required by the OBCA).

(c) Each of the Transaction Documents has been duly and validly executed and delivered by each of the Purchaser Parties and, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of each of the Purchaser Parties that is a party thereto, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d) The Boards of Directors of each of the Purchaser Parties have duly approved the Transaction Documents and the Transactions.

Section 4.03 Certificate of Incorporation and By-Laws.

The certificates of incorporation, constating documents, by-laws or equivalent organization documents of Parent and the Purchaser, as amended to date, are in full force and effect. Neither Parent nor the Purchaser is in violation of any of the provisions of its certificate of incorporation, constating document, by-laws or equivalent organizational document.

Section 4.04 No Conflict; Required Filings and Consents.

(a) Except for the consents, approvals, authorizations, filings and other actions described in Section 4.04(b), the Parent Third Party Consents, the execution and delivery of each of the Transaction Documents to which it is a party by each of the Purchaser Parties do not, and the performance by each of the Purchaser Parties of its obligations under such Transaction Documents, will not, (i) result in a breach of or conflict with or violate its certificate of incorporation or by-laws in effect on the date of this Agreement, (ii) result in a breach of, constitute a default under, violate or conflict with any material term or provision of any order of any court, Governmental Authority or any Law applicable it or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, or result in any payment under, any material agreement to which it is a party or, require Parent or any of its Subsidiaries under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or any property or asset of Parent or any of its Subsidiaries is bound, to obtain the consent or approval of, or provide notice to, any other party to such agreement, contract, arrangement or understanding; or (iv) give rise to any Liability not disclosed in Section 4.04 of the Purchaser Parties’ Disclosure Schedule.

(b) Except as disclosed in Section 4.04(b) of the Purchaser Parties’ Disclosure Schedule, the execution and delivery of the Transaction Documents by each of the Purchaser Parties that is a party thereto do not, and the performance by each of the Purchaser Parties of its obligations thereunder, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Canadian Securities Laws, the Securities Act, the Exchange Act and state takeover laws, the Investment Canada Act and filing of appropriate documents as required by the OBCA.

Section 4.05 Capitalization.

(a) Section 4.05(a) of the Purchaser Parties’ Disclosure Schedule describes the Parent’s authorized and issued share capital as of the date of this Agreement All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of pre-emptive rights.

(b) Except as set forth in Section 4.05(b) of the Purchaser Parties’ Disclosure Schedule, there are no options, warrants, debentures, stock appreciation rights, phantom stock performance-based rights or similar rights or obligations (contingent or otherwise), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligation Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries (“Rights”). Section 4.05(b) of the Purchaser Parties’ Disclosure Schedule sets forth the following information with respect to each of the foregoing: (i) the number of shares of Parent or its Subsidiary subject to such Right; (ii) the exercise price of such Right; (iii) the date on which such Right was granted; (iv) the applicable vesting schedule; and (v) the date on which such Right expires.

Section 4.06 Information to Be Supplied.

Any information supplied or to be supplied by each of the Purchaser Parties or its representatives for inclusion or incorporation by reference in the Circular will not, on the date the Circular is mailed to stockholders of the Company, on the date of the Company Meeting and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.07 Permits: Compliance.

(a) The operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws including Environmental Laws in each jurisdiction in which it or they carry on business, except where the failure to do so comply has not resulted in a Parent Material Adverse Effect. Parent and its Subsidiaries own, hold and possess and lawfully use in the operation of their business and the ownership of their assets, all material permits which are necessary for them to conduct their business as presently conducted or for the lease of or ownership and use of their assets in compliance, in all material respects, with all applicable Laws (including, without limitation, all Environmental Laws). Each such permit is valid, subsisting and in good standing and none of Parent or its Subsidiaries is in default or material breach of any such permit and, to the knowledge of Parent, no proceeding is pending or threatened to revoke or limit any such permit.

(b) Except as described in Section 4.07(b) of the Purchaser Parties’ Disclosure Schedule, neither Parent nor any of its Subsidiaries is in default, in any material respect, with respect to any Law or such permit or has received written notice of any possible violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any Law or such permit, and, to the knowledge of Parent, no investigation, inspection, audit or other proceeding by any Governmental Authority involving allegations of any violation of any Law or such permit is threatened or contemplated.

(c) To the knowledge of Parent, all material permits for the professional employees and agents of Parent and its Subsidiaries which are necessary for Parent and its Subsidiaries to conduct their business as presently conducted or for the lease of or ownership and use of their assets are, in all material respects, in full force and effect and have been issued to and fully paid for by the holder thereof and, to the knowledge of Parent, no suspension or cancellation thereof has been threatened.

Section 4.08 Insurance.

(a) All of the insurance policies of Parent and its Subsidiaries relating to fire and casualty, general liability, business interruption, directors’ and officers’ liability and workers’ compensation and other forms of insurance of any kind relating to the business and operations of Parent and its Subsidiaries are in full force and effect as of the date of this Agreement.

(b) The insurance maintained by Parent and its Subsidiaries adequately covers all material risks reasonably and prudently foreseeable in operation and conduct of the business of the Parent and its Subsidiaries which would be customary in the business carried on by the Parent and its Subsidiaries and none of Parent or its Subsidiaries is in material default under the terms of any such policy.

(c) Except as disclosed in Schedule 4.08 of the Parent Disclosure Letter, there is no claim outstanding under any insurance policy of Parent or its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and there has been no notice of cancellation or termination of, or premium increase with respect to, any such policy.

(d) Except as disclosed in Schedule 4.08 of the Parent Disclosure Letter, Parent and its Subsidiaries have paid all premiums due under their insurance polices and none of Parent or its Subsidiaries is in default in any material respect under the terms of any of their insurance policies.

Section 4.09 Litigation.

Except as disclosed in Section 4.09 of the Purchaser Parties’ Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against the Purchaser Parties, or any property or asset of the Purchaser Parties, before any Governmental Authority that would or would be reasonably likely to enjoin, restrict, prohibit, materially delay or prevent the consummation of the Transactions.

Section 4.10 Operations of Purchaser.

Purchaser is a direct, wholly-owned subsidiary of Parent. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.11 Brokers.

The Purchaser Parties have not engaged any broker, finder or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions that will not be paid by or on behalf of the Purchaser Parties.

Section 4.12 U.S. Securities Law Matters.

(a) The issuance of the Parent Common Stock to the Company Shareholders and the Company Optionholders and the issuance of the Replacement Warrants to the Company Warrantholders in exchange for Company Warrants in accordance with the terms of the Arrangement will not be registered under the Securities Act. The Parent Common Stock will be issued and the Company Warrants will be exchanged for Replacement Warrants in reliance upon the exemption from the registration requirements of the Securities Act, and exemptions from registration under applicable United States state securities laws.

(b) The issuance of the Parent Common Stock upon the exercise of the Replacement Warrants will not be registered under the Securities Act or applicable United States state securities laws.

Section 4.13 Parent SEC Documents.

(a) Except as disclosed in Section 4.13 of the Purchaser Parties’ Disclosure Schedule, Parent has filed all required documents, reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since April 30, 2008 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or if amended or superseded by a filing prior to the date of this Agreement then as of the date of such filing, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in Section 4.13 of the Purchaser Parties’ Disclosure Schedule, the consolidated financial statements of Parent required to be included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applicable in the United States (“U.S. GAAP”) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and reflects appropriate and adequate reserves for contingent Liabilities in accordance with U.S. GAAP.

(c) Except as disclosed in Section 4.13 of the Purchaser Parties’ Disclosure Schedule, Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is made known to the Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; such disclosure controls and procedures are designed to provide reasonable assurances regarding reliability of financial reporting and preparation of financial statements for external purposes in accordance with U.S. GAAP. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications are complete and correct. Parent and, to the knowledge of Parent, each of the directors and officers of Parent have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Except as disclosed in Section 4.13(c) of Purchaser Parties’ Disclosure Schedule, based on its most recent evaluation of internal controls prior to the date hereof, Parent has disclosed to its auditors and audit committee that: (i) there were no significant deficiencies or material weaknesses in the design of internal controls that are reasonable likely to adversely affect Parent’s ability to record, process, summarize and report financial information; and (ii) there was no fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(d) The Parent Common Stock is listed on NASDAQ. Except as disclosed in Section 4.13(d) of Purchaser Parties’ Disclosure Schedule, Parent is not in default of any requirement of NASDAQ or applicable U.S. Securities Laws. No U.S. Securities Regulator has issued any order preventing or suspending trading of any securities of Parent.

(e) Except as disclosed in Section 4.13(e) of Purchaser Parties’ Disclosure Schedule, no material change has occurred in relation to Parent which is not disclosed in such reports, and, other than in connection with SEC reviews providing comments on registration statements filed pursuant to the Securities Act, all of which comments have been resolved, Parent is not the subject of any active formal inquiries or interrogatories, whether in writing or otherwise, from any U.S. Securities Regulator, NASDAQ or any other Governmental Authority, or, to the knowledge of Parent, been the subject of any investigation, audit, review or hearing by or in front of such Persons, in each case with respect to any of such reports or any of the information contained therein.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

Section 5.01 Conduct of Business by the Company.

(a) The Company agrees that, between the date of this Agreement and the Effective Date, except as required (i) by a Governmental Authority of competent jurisdiction, or (ii) to complete the Transactions as contemplated by this Agreement, or as disclosed in Section 5.01 of the Company Disclosure Schedule, or as may be required in order for the Company and the Purchaser Parties to comply with applicable Laws, unless Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed:

(i) the Company and the Company Subsidiaries shall conduct their business only in the ordinary course of business and in a manner consistent with past practice and Prudent Industry Practice; and

(ii) the Company shall maintain its existence and good standing and use its reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has business relations.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or the Company Disclosure Letter or as required by a Governmental Authority of competent jurisdiction or as may be required in order for the Company and the Purchaser Parties to comply with applicable Laws, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Date, directly or indirectly, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, assign, license or sub-license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or of any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or of any Company Subsidiary, except for the issuance of Company Common Shares issuable upon the exercise of Company Stock Options, provided the Company complies with Section 6.09 or (B) any properties or assets of the Company or of any Company Subsidiary including any interest in any of the Company Projects; or suffer, permit or allow the existence of any Lien on any of the foregoing;

(iii) except as specifically contemplated and permitted in Section 6.09, accelerate, amend or change the exercise period of any Company Stock Options or Company Warrants, re-price any Company Stock Options or Company Warrants, or authorize cash payments in exchange for any Company Stock Options or Company Warrants;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest of any nature in any Person whatsoever, including, without limitation, any corporation, partnership, other business organization or any division thereof, or any material amount of assets, except in the ordinary course of business and consistent with past practice; (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets exceeding $25,000 in the aggregate, except in the ordinary course of business and consistent with past practice; (C) authorize, or make any commitment with respect to, capital expenditures which are, in the aggregate, in excess of Cdn.$50,000 and not included in the Company’s 2009/2010 budget, a current copy of which has been provided to the Parent, from the date hereof until the earlier of (x) the Effective Time or (z) the termination of this Agreement pursuant to Article VIII; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(vi);

(vii) hire or terminate any employee or service provider except as expressly provided in Section 5.01(b)(vii) of the Company Disclosure Schedule;

(viii) increase the compensation payable or to become payable or the benefits provided to its directors, officers, consultants, service providers or employees, except for general increases in the ordinary course and consistent with past practice and except as provided in written agreements between the Company or the Company Subsidiaries with such persons, or grant any severance or termination pay to or enter into any employment or severance agreement with, any director, officer, consultant, service provider or other employee of the Company or of any Company Subsidiary, or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant, service provider or employee;

(ix) change any of the accounting principles used by it, other than as required by GAAP;

(x) (A) make, change or rescind any Tax election, settle or compromise any Liability for Taxes, change or revoke any of its methods of Tax accounting or annual Tax accounting periods, file any amended Tax Return, surrender any claim for a refund of Taxes, enter into any closing agreement with a taxing authority relating to any Tax, or waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business), or (B) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice;

(xi) pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, except for Liabilities for fees and other costs arising in connection with the completion of the Transactions;

(xii) (A) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s rights thereunder or (B) enter into any contract or agreement that would be a Restrictive Agreement or a Related Party Agreement;

(xiii) amend, vary, suspend or terminate any rights under any Contracts for any Company Projects including requesting any Advanced RESOP FIT Amendment (as such term is defined in the FIT Rules);

(xiv) commence or settle any Action; or

(xv) except as permitted by Section 6.02, announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing or take any action that would materially delay the consummation of the Arrangement.

For greater certainty, and notwithstanding the foregoing, the Company may incur Indebtedness in the ordinary course of business and consistent with past practice, without the prior written consent of Parent.

Section 5.02 FIT Program.

Notwithstanding any other provision to the contrary contained herein, the Company agrees that, between the date of this Agreement and the Effective Date, unless the Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, neither the Company nor any of the Company Subsidiaries or Affiliates shall (a) submit, file or make any FIT Application (including but not limited to any FIT Launch Applications) or vary, amend, withdraw or change any FIT Application, (b) deposit or post any Application Security in respect of such FIT Application, (c) accept or reject any Offer Notices for any FIT Contracts or sign any Production Line Confirmations, or (d) take any steps that would have a material effect on a Company

Project’s status under the FIT Program. In connection with the foregoing, any FIT Application shall refer to the Parent’s rights and controls in respect of any FIT Applications set out hereunder in form satisfactory to the Parent and the Company. Without limiting the foregoing, the Company shall ensure that it notifies the Parent of any significant discussions with the OPA regarding any of the Company Projects and provides the Parent on a timely basis with copies of all communications, notices and correspondence received from the OPA, including any Offer Notices, Economic Test Notices and Production Line Confirmations. For the purposes of this Section, any capitalized term used herein which is not otherwise defined shall have the meaning ascribed to it in the FIT Rules.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) provide to Purchaser Parties and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access, at reasonable times during normal business hours, upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the Books and Records, and (ii) furnish as promptly as practicable to Parent such information in the Company’s possession concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

(c) Any investigation pursuant to this Section 6.01 shall not affect any representation or warranty of any party hereto or any condition to the obligations of the parties hereto.

Section 6.02 No Solicitation of Transactions.

(a) The Company shall, and shall cause the Company Subsidiaries, and its and their respective officers, directors, employees, agents or advisors or other representatives (including, without limitation, any financial advisor or investment banker, attorney or legal counsel or accountant retained by it) (“Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with third parties with respect to an Acquisition Proposal (as defined below). The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or, except as and only to the extent permitted by Section 6.02(b), encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer

(including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or, except as and only to the extent permitted by Section 6.02(b), enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or recommend or endorse any Acquisition Proposal, or authorize or permit any Representative of the Company or any of the Company Subsidiaries to take any such action. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, including any Support Agreement.

(b) Notwithstanding anything to the contrary in this Section 6.02, at any time prior to the Arrangement having been approved by the Company Securityholders, the Company Board may furnish information to, and enter into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal (that did not result from a breach of this Section 6.02), and with respect to which (i) the Company Board has determined, in its good faith judgment (after consultation with its financial advisor), that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), (ii) the Company Board has determined, in its good faith judgment after consultation with outside legal counsel, that, in light of such Superior Proposal, the failure to furnish such information or to enter into such discussions would result in a breach of its fiduciary obligations under applicable Law, (iii) the Company has satisfied its obligations under Section 6.02(c), (iv) the Company Board has provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least three Business Days prior to taking any such action, and (v) the Company Board has obtained from such Person an executed confidentiality agreement containing confidentiality provisions no less favourable to the Company than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not preclude such Person from making the Acquisition Proposal.

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, immediately upon receipt thereof, the Company shall advise Parent in writing of any request for information or any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal and the terms and conditions of such request for information, Acquisition Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request for information, Acquisition Proposal or inquiry or with whom any discussions or negotiations may be taking place. The Company agrees that it shall keep Parent informed of the status, terms and material details (including amendments or proposed amendments) of any such request for information, Acquisition Proposal or inquiry and keep Parent informed as to the details of any information requested of or provided by the Company and as to the status and material terms of all substantive discussions or negotiations with respect to any such request, Acquisition Proposal or inquiry. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company that may be provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent.

(d) “Acquisition Proposal” means any proposal or offer for a transaction, consolidation, business combination, sale or other transfer or disposition of substantial assets, sale, exchange, transfer of, or take-over bid for, shares of capital stock or other similar transaction (other than the Transactions) involving the Company or any Company Subsidiary but does not include sales or dispositions of a Company Project in the ordinary course of business consistent with past practices which would not result in a Company Material Adverse Effect.

(e) “Superior Proposal” means an unsolicited bona fide written offer made by a third party to consummate an Acquisition Proposal on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after consultation with its financial advisor), to be more favourable to the Company Shareholders, from a financial point of view, than the Transactions contemplated in this Agreement (including any amendments to this Agreement agreed to in writing by Parent in accordance with Section 6.02(f)), is reasonably capable of being consummated, and in respect of which, if the consideration is to be paid in cash or partly in cash, the third party has made at that time, in the good faith judgment of the Company Board, adequate arrangements to ensure that the required funds are available to effect payment in full for all Company Securities that the third party has offered to acquire.

(f) Prior to the Company entering into any agreement (a “Proposed Agreement”) with any Person providing for or to facilitate any Superior Proposal that did not result from the violation by the Company of Section 6.02(a), other than a confidentiality agreement as contemplated by Section 6.02(b), it shall provide the Parent with a copy of any Proposed Agreement not less than five (5) Business Days prior to its proposed execution by the Company. During such five (5) Business Day period, the Company acknowledges and agrees that the Parent shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement in order to provide for terms at least equivalent to those included in the Proposed Agreement. The Company Board shall review any offer by the Parent to amend the terms of this Agreement (an “Amended Offer”) to determine, acting in good faith and in accordance with its fiduciary duties, whether the Amended Offer would be at least as favourable to the Company Shareholders as the Superior Proposal provided for in the Proposed Agreement. If the Company Board so determines, the Company will enter into an amended agreement with the Parent reflecting the Amended Offer. If the Company Board continues to believe, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the Amended Offer, and therefore rejects the Amended Offer, or if the Parent does not amend the terms of this Agreement within the specified period, the Company shall be, subject to complying with its obligations under this Agreement, entitled to withdraw the Recommendation and accept, approve, recommend and enter into the Proposed Agreement, provided that, prior to, or concurrent with, entering into the Proposed Agreement, the Company pays to Parent a fee equal to Cdn.$315,000 which payment shall result in the termination of this Agreement, without further liability or obligation of the Company, save in the event that the Company has not complied with its obligations pursuant to this Article VI, in which case such payment shall not in any way relieve the Company from any Liabilities to Parent for any damages suffered by it as a result of the failure of the Company to comply with this Article VI.

(g) The Company shall as promptly as practicable reaffirm the Recommendation of the Transaction by press release after: (i) any written bona fide Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Parent and the Company enter into an amended agreement under Section 6.02(f); any such press release shall be prepared in accordance with Section 6.07.

Section 6.03 Company Meeting.

Subject to the terms of this Agreement, the Company shall cause the Company Meeting to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the Arrangement Resolution. The Company shall provide notice to the Parent of the Company Meeting and allow Parent’s representatives to attend the Company Meeting. The Company shall conduct the Company Meeting in accordance with the rules of the TSXV, the OBCA, the by-laws of the Company and as otherwise required by applicable Laws. The Company Board shall (i) include the Recommendation in the Circular, and (ii) use its reasonable commercial efforts to obtain the necessary vote by the Company Securityholders in favour of the Arrangement Resolution. The Company Board shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Recommendation (or announce its intention to do so), except that, prior to the receipt of the Company Securityholders approval, the Company Board shall be permitted to withdraw the Recommendation, following three Business Days’ prior notice to Parent, but only if (A) the Company has complied in all respects with Section 6.02 and Section 6.03 of this Agreement, and (B) after complying with Section 6.02(f) of this Agreement, the Company has entered into the Proposed Agreement.

Section 6.04 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent or Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any such notification pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall give prompt notice to Parent, and Parent or Purchaser shall give prompt notice to the Company, of: (i) any notice or other communication from any Governmental Authority in connection with the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting it or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article V and Article VI or which relate to the consummation of the Transactions.

Section 6.05 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, (i) each of the parties hereto shall as promptly as practicable after the date of this Agreement make all filings required to be made by it under applicable Laws; (ii) each of the parties hereto shall use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Laws or otherwise to consummate expeditiously and make effective the Arrangement, including, without limitation, using its reasonable commercial efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Arrangement and to fulfill the conditions to the completion of the Arrangement, including, without limitation, the Final Order; and (iii) the Company shall and where appropriate shall cause the Company Subsidiaries to:

(A) advise Parent as reasonably requested, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at such meeting; and

(B) provide Parent with a copy of any purported exercise of the Dissent Rights and written communications with such Company Shareholder purportedly exercising the Dissent Rights; and not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Arrangement.

Notwithstanding the foregoing, nothing herein shall require Parent, in connection with the receipt of any regulatory approval, to agree to sell or divest any material assets or business or agree to restrict in any material way any business conducted by or proposed to be conducted by Parent, any Parent Subsidiary, the Company or any Company Subsidiary, or to litigate or formally contest any proceeding relating to any regulatory approval process in connection with the Arrangement.

(b) Each of the parties hereto shall use its reasonable commercial efforts to cause its respective officers, employees, agents, auditors and representatives to cooperate with each other, prior to the Effective Date, to ensure the orderly combination of the Company and the Company Subsidiaries with the Purchaser Parties following the Effective Date and to minimize any disruption to the respective businesses of the Purchaser Parties, the Company and the Company Subsidiaries that might result from the Transactions.

Section 6.06 Purchaser.

Parent shall cause and shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.07 Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ or the TSXV, each of Parent and the Company shall use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Arrangement; provided, however, that this Section 6.07 shall terminate in the event the Company Board withdraws the Recommendation.

Section 6.08 Transfer Tax.

The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a Liability of any holder of Company Common Shares.

Section 6.09 Company Stock Options.

The Company shall provide written notice to Parent of any exercise or purported exercise of a Company Stock Option immediately upon receipt by the Company of a notice of exercise or similar communication from a holder of Company Stock Options. The Company shall issue to each holder of Company Stock Options who is entitled to exercise same, and who shall do so prior to the Exercise Date in accordance with the terms and conditions governing the exercise thereof, and only to such holders, the Company Common Shares to which such holder is entitled pursuant to the exercise thereof.

Section 6.10 Company Warrants.

The Company shall provide written notice to Parent of any exercise or purported exercise of Company Warrants immediately upon receipt by the Company of a notice of exercise or similar communication from a holder of Company Warrants. The Company shall issue to each holder of Company Warrants who is entitled to exercise same, and who shall do so prior to the Exercise Date in accordance with the terms and conditions governing the exercise thereof, and only to such holders, Company Common Shares to which such holder is entitled pursuant to the exercise thereof.

Section 6.11 Support Agreements and Lock up Agreement.

Contemporaneously with the execution of this Agreement, the Company shall deliver the Support Agreements duly executed by the Company Insiders and other Securityholders, as referred to in the Recitals hereof. Contemporaneously with the execution of this Agreement, the Company shall deliver to the Purchaser lock-up agreements in a form agreed by the Parties and their counsel from holders of the Company’s Common Shares holding in excess of 50% of the outstanding Common Shares, including Thomas Schneider and Bernd Schneider.

Section 6.12 Resignation of Directors.

At or before the Effective Time, the Company shall use its reasonable commercial best efforts to cause each Person who is a director of the Company or of the Company Subsidiaries, other than such Persons as may be designated in writing by Parent, to voluntarily submit his or her written resignation as a director of the Company or the Company Subsidiaries, as the case may be, which will be effective at the Effective Time.

Section 6.13 Maintain Insurance.

From the date of this Agreement to the Effective Date, the Company shall, and shall cause each Company Subsidiary to, maintain insurance on and in respect of the business and assets of the Company and the Company Subsidiaries in like kind to, and in an amount not less than the amount of, insurance in respect thereof in effect on the date hereof.

Section 6.14 Fulfillment of Conditions.

Each of the Parties shall use its reasonable commercial efforts to fulfill or cause the fulfillment of the conditions set forth in Section 7.01 and Section 7.02 to the extent the fulfillment of the same is within the control of such Party.

Section 6.15 Indemnification.

(a) Parent agrees that all rights to indemnification or exculpation now existing in favour of present or former directors or officers of the Company or any Company Subsidiary as provided in its articles of incorporation or by-laws, as amended, in effect on the date of this Agreement, shall survive the Transactions and shall continue in full force and effect for a period of not less than six years from the Effective Time and Parent hereby causes Purchaser to assume and Purchaser hereby assumes, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time.

(b) Parent shall cause to be maintained in effect, for not less than six years from the Effective Time, coverage equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by the Company or any Company Subsidiary which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

(c) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each present or former director or officer of the Company and each of the company Subsidiaries and their respective estates, heirs, legal representatives and assigns (collectively, the “Beneficiaries”) and Parent acknowledges that the Company accepts Parent’s covenants under this Section 6.15 as trustee for and on behalf of each of such Beneficiaries.

Section 6.16 Quadrant Board Seat.

The Parent agrees to appoint one nominee of the Company on Parents’ board of directors as soon as practicable after the Effective Time and subject to Parents’ governance practice and restrictions and applicable Laws to use its reasonable commercial best efforts to include such nominee as a Class III Director nominee in Parent’s proxy circular next following the Effective Time for election as a Class III Director in 2010.

Section 6.17 Registration Rights.

The following registration rights shall be provided to the Company Warrantholders contingent upon execution of a registration rights agreement by Parent and each Company Warrantholder concurrently with the delivery of the Replacement Warrants to each Company Warrantholder.

(a) If at any time after the Effective Date and before the expiration date of the Replacement Warrants Parent has registered or has determined to register with the SEC any of its securities for its own account or for the account of other security holders of Parent under the Securities Act on any registration form (other than Form S-4 or Form S-8), which permits the inclusion of the resale transaction of the Parent Common Stock issuable upon exercise of the Replacement Warrants (the “Registrable Securities”) (a “Piggyback Registration”), then Parent will send to each Company Warrantholder written notice thereof and, subject to the limitations in this Section 6.17, will use its reasonable best efforts to include in such registration all or some portion of the Registrable Securities requested to be included therein pursuant to the written request of any such Company Warrantholder received within ten days after delivery of Parent’s notice; provided, that Parent shall not be required to register any Registrable Securities pursuant to this Section 6.17 that are eligible for resale pursuant to Rule 144 promulgated under the Securities Act; provided further, that Parent may, without the consent of the Company Warrantholders, withdraw such registration statement before its becoming effective if Parent or other security holders have elected to abandon the proposal to register the securities proposed to be registered thereunder; and provided further, that Parent shall not be required to register any Registrable Securities if such registration would violate any agreements with its security holders, Securities Legislation or any SEC rules, regulations, policies or procedures.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of Parent, and the managing underwriters advise Parent that in their reasonable opinion the number of shares of Parent Common Stock proposed to be included in such registration exceeds the number of shares of Parent Common Stock that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the offering price per share) (the “Maximum Number of Shares”), Parent shall include in such registration: (i) first, the number of shares of Parent Common Stock that Parent proposes to sell; and (ii) second, the number of shares of Parent Common Stock requested to be included therein by holders of Parent Common Stock, including Company Warrantholders (if a Company Warrantholder has elected to include Registrable Securities in such Piggyback Registration), pro rata among all such holders on the basis of the number of Registrable Securities requested to be included therein by all such holders or as such holders and Parent may otherwise agree.

(c) If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of shares of Parent Common Stock other than the Company Warrantholders, and the managing underwriters advise Parent that in their reasonable opinion the number of shares of Parent Common Stock proposed to be included in such registration exceeds the Maximum Number of Shares, then Parent shall include in such registration: (i) first, the number of shares of Parent Common Stock requested to be included therein by the holder(s) requesting such registration; (ii) second, the number of shares of Parent Common Stock requested to be included therein by other holders of shares of Parent Common Stock, including the Company Warrantholders (if a Company Warrantholder has elected to include Registrable Securities in such Piggyback Registration), pro rata among such holders on the basis of the number of shares of Parent Common Stock requested to be included therein by such holders or as such holders and Parent may otherwise agree; and (iii) third, the number of shares of Parent Common Stock that Parent proposes to sell.

(d) If any Piggyback Registration is a primary or secondary underwritten offering, Parent shall have the right to select, in its sole discretion, the managing underwriter or underwriters to administer any such offering.

(e) Notwithstanding any other provision of this Agreement, the right of any Company Warrantholder to include the Registrable Securities in a registration pursuant to this Section 6.17 shall expire at such time as all Registrable Securities held by such Company Warrantholders are eligible to be sold to the public pursuant to Rule 144 promulgated under the Securities Act.

Section 6.18 Financing of FIT Launch Applications.

Parent agrees to loan (the “Loan”) to the Company up to $1,000,000 to be used by the Company exclusively for the purposes of paying the Application Fee and providing Application Security (as such terms are defined in the FIT Rules) for the FIT Launch Applications. The Loan will be made on the terms and conditions set out in the assignable unsecured promissory note to be issued by the Company in favour of Parent in the form attached hereto as Schedule A.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions Precedent to Each Party’s Obligations.

The respective obligations of each party hereto to complete the Transactions shall be subject to the satisfaction, on or before the Effective Time, of each of the following conditions precedent and which may be waived only by the unanimous consent of all parties:

(a) Interim Order. The Interim Order shall have been obtained in form and substance satisfactory to each of the Company and Parent, acting reasonably.

(b) Securityholder Approval. The Arrangement shall have been duly approved by the Company Securityholders at the Company Meeting in accordance with the requirements of the Interim Order.

(c) Final Order. The Final Order shall have been obtained in form and substance satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise.

(d) Approvals and Consents. All other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority which the failure to obtain, make or occur would have the effect of making the Arrangement or any of the Transactions illegal or would have a Parent Material Adverse Effect assuming the Transactions had taken place, and all Company Third Party Consents of Parent Third Party Consents shall have been given or shall be in effect.

(e) No Adverse Order. There shall not be in force any Order restraining, prohibiting, preventing or enjoining the consummation of the Transactions and there shall be no proceeding, whether of a judicial or administrative nature or otherwise brought by a Governmental Authority that relates to or results from the Transactions that would, if successful, result in an Order that would preclude completion of the Transactions in accordance with the terms and conditions hereof, would otherwise be inconsistent with any approvals which have been obtained or would result in a Company Material Adverse Effect.

Section 7.02 Conditions Precedent to Obligations of Parent and Purchaser.

The obligation of the Purchaser Parties to complete the Transactions is also subject to the fulfillment or satisfaction, on or before the Effective Time, of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser Parties and may be waived by Parent and any one or more of which, if not satisfied or waived, will relieve the Purchaser Parties of any obligation under this Agreement):

(a) Performance of Obligations. The Company shall have performed and complied with all covenants, undertakings, obligations, agreements and conditions to be performed or complied with by it at or before the Effective Time pursuant to the terms of the Transaction Documents, except where the failure to so perform or comply would not result in or would not be reasonably likely to result in a Company Material Adverse Effect.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made on and as of the Effective Time (provided that any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date), except as otherwise specifically permitted by this Agreement and except where the failure of any such representation and warranty to be true and correct in all material respects would not result in or would not be reasonably likely to result in a Company Material Adverse Effect.

(c) Company Material Adverse Effect. Between the date hereof and the Effective Date, there shall not have occurred a Company Material Adverse Effect.

(d) Resolutions. The Company Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Company and the Company Subsidiaries, to permit the consummation of the Transactions.

(e) Resignations. The directors of the Company shall have tendered to Parent resignations satisfactory to Parent, and such resignations shall be effective at the Effective Time, or shall have been removed in accordance with applicable Laws.

(f) Title to Company Securities. Parent shall be satisfied, acting reasonably, that, upon completion of the Transactions, it will have acquired good and marketable title to all of the Company Securities, other than the Company Warrants that will be cancelled pursuant to the Arrangement.

(g) Capitalization of the Company. There shall be issued and outstanding not more than 84,285,212 Company Common Shares.

(h) Assets and Liabilities. At the Effective Date, there shall not have occurred any changes in the assets and Liabilities of the Company from the Second Quarter Financial Statements, other than costs incurred in connection with the Transactions which would in the aggregate have a Company Material Adverse Effect.

(i) Consents. Each of the Company Third Party Consents shall have been obtained, except where the failure to obtain any such consent would not result in or would not be reasonably likely to result in a Company Material Adverse Effect.

(j) Dissent Rights. Holders of Company Common Shares representing in the aggregate 10% or more of the issued and outstanding Company

Common Shares immediately prior to the Effective Date shall not have validly exercised Dissent Rights.

(k) Support Agreements. The Support Agreements shall have been entered into by holders of no less than 50% of all Company Common Shares outstanding as of the date of this Agreement, and such Support Agreements shall not have been terminated.

(l) Legal Prohibition, Unacceptable Terms. There shall not exist any prohibition under applicable Law against the completion of the Transactions, and none of the consents, orders, authorizations, approvals or waivers contemplated herein shall contain terms or conditions or require undertakings or security that would result, either individually or in the aggregate, in a Company Material Adverse Effect.

(m) FIT Program and Regulations. The Fit Program and regulations under the GEA are in full force and effect to the reasonable satisfaction of the Parent.

(n) Certificate of Officer. Parent shall have received a certificate dated the Effective Date and signed by the Chief Executive Officer of the Company, certifying that the conditions specified in this Section 7.02 (other than Section 7.02(i)) have been satisfied.

(o) Employment Agreements and Releases. The Company and Thomas Schneider, Bernd Schneider, John Ng, Wayne Curtis and Mathieu Archambrau (the “Key Employees”) shall have executed an Employment Agreement in form and substance acceptable to Parent and each of the Key Employees shall have executed and delivered a release of the Company in form and substance satisfactory to the Parent, acting reasonably.

(p) SEC. If, in the opinion of Parent’s counsel, the exemption provided by Section 3(a)(10) of the Securities Act is unavailable for the issuance of shares of Parent Common Stock in exchange for Company Common Stock and Replacement Warrants in exchange for Company Warrants pursuant to the Arrangement.

(q) Blue Sky Laws. Parent shall have received all state securities laws or “blue sky” permits necessary to issue shares of Parent Common Stock pursuant to the Arrangement.

(r) Shareholder Approval. If, in the opinion of Parent’s counsel, Parent is required to obtain shareholder approval of the Arrangement, such approval shall have been obtained.

(s) Greta. Greta has not delivered a notice to terminate as contemplated in section 5(4) of the Greta Framework Agreement.

Section 7.03 Conditions Precedent to Obligations of the Company.

The obligation of the Company to complete the Transactions is subject to the fulfillment or satisfaction, on or before the Effective Time, of the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company and any one or more of which, if not satisfied or waived, will relieve the Company of any obligation under this Agreement):

(a) Performance of Obligations. The Purchaser Parties shall have performed and complied with all covenants, undertakings, obligations, agreements and conditions to be performed or complied with by them at or before the Effective Time pursuant to the terms of the Transaction Documents, except where the failure to so perform or comply would not result in or would not be reasonably likely to result in a Parent Material Adverse Effect.

(b) Representations and Warranties. The representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made on and as of the Effective Time (provided that any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date), except as otherwise specifically permitted by this Agreement and except where the failure of any such representation and warranty to be true and correct in all material respects would not result in or would not be reasonably likely to result in a Parent Material Adverse Effect.

(c) Parent Material Adverse Effect. Between the date hereof and the Effective Date, there shall not have occurred a Parent Material Adverse Effect.

(d) Legal Prohibition, Unacceptable Terms. There shall not exist any prohibition under applicable Law against the completion of the Transactions.

(e) Listing. The Parent Common Stock to be issued in connection with this Agreement shall have been approved for listing by NASDAQ.

(f) Certificate of Officer. The Company shall have received a certificate dated the Effective Date and signed by the Chief Executive Officer of Parent, certifying that, the conditions specified in this Section 7.03 (other than Section 7.03(e)) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date, whether before or after the approval by the Company Securityholders referred to in Section 7.01(b), by mutual written consent of the Company and Parent.

Section 8.02 Termination by Parent or the Company.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date by action of the Board of Directors of either Parent or the Company if:

(a) The Transactions shall not have been completed by the Drop Dead Date, whether such date is before or after the date of approval by the Company Securityholders (the “Termination Date”);

(b) The approval of the Company Securityholders required by Section 7.01(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) Any Governmental Authority of competent jurisdiction shall have issued a non-appealable final Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions,

provided, however, that the right to terminate this Agreement pursuant to paragraph (a) or (b) above shall not be available to any party that has breached or failed to fulfill any of its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Transactions to occur before the Termination Date or the failure to obtain the approval of the Company Securityholders.

Section 8.03 Termination for Breach of Representations and Warranties and Failure to Satisfy a Condition.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date:

(a) By the Company, subject to its having complied and being in compliance with all of its obligations under this Agreement, in the event of a breach by a Purchaser Party of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by a Purchaser Party shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and if such breach or inaccuracy shall not be cured within twenty (20) Business Days after delivery of written notice thereof by the Company to Parent; or

(b) By a Purchaser Party, subject to its having complied and being in compliance with all of its obligations under this Agreement, in the event of a breach by the Company of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by the Company shall have become untrue, in either case such that the conditions set forth in

Section 7.02(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and if such breach or inaccuracy shall not be cured within twenty (20) Business Days after delivery of written notice thereof by the Purchaser Party to the Company.

(c) By the Company, if any condition specified to be for the benefit of the Company under Section 7.01 or 7.03, other than a condition set out in Section 7.03(a) or (b), shall not have been satisfied on or prior to the date on which it is required to be satisfied and the provisions of Section 8.03(a) do not otherwise apply thereto.

(d) By Parent, if any condition specified to be for the benefit of Parent under Section 7.01 or 7.02, other than a condition set out in Section 7.02(a) or (b), shall not have been satisfied on or prior to the date on which it is required to be satisfied and the provisions of Section 8.03(b) do not otherwise apply thereto.

Section 8.04 Termination by Parent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by written notice given to the Company by Parent:

(a) If the Company or the Company Board shall have (i) withdrawn, modified or amended in any respect adverse to Parent the Recommendation or failed to publicly reaffirm the Recommendation (as required by Section 6.02(g)), (ii) approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, any Acquisition Proposal from a person other than Parent or any of its Affiliates, or (iii) failed to include in the Circular the Recommendation;

(b) At any time prior to the Effective Date, if there is a breach by a Company Securityholder of any representation, warranty, covenant or agreement made by it in a Support Agreement, which breach shall remain uncured prior to that date which is three (3) Business Days prior to the Company Meeting and which breach, in Parent’s opinion, acting reasonably, could be expected to result in the approval of the Company Securityholders required by Section 7.01(b) not being received;

(c) If the Company Board shall have approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, a Superior Proposal; or

(d) If holders of Company Common Shares representing in the aggregate 10% or more of the issued and outstanding Company Common Shares immediately prior to the Effective Date have validly exercised Dissent Rights;

Section 8.05 Effect of Termination and Abandonment.

(a) In the event of the termination of this Agreement by Parent or Company, as provided in this Article VIII, this Agreement (other than as set forth below) shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Purchaser or their respective officers or directors to perform any of their obligations hereunder (except that Section 6.01(b), this Section 8.05, Section 9.03, Section 9.09 and Section 9.10 shall survive such termination); provided, however, that nothing contained in this Section 8.05 shall relieve any party from any Liability for any willful or intentional breach of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.02(b), Section 8.04(b) or Section 8.04(d), and Parent is not otherwise entitled to receive from the Company the termination fees and reimbursement of out-of-pocket costs and expenses contemplated in sub-sections (c) and (d) below, the Company shall pay to Parent an amount equal to 50% of the legal fees incurred by Purchaser Parties, up to a maximum payment amount of Cdn.$225,000.

(c) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 8.04(a) or Section 8.04(c); or

(ii) by either Parent or the Company pursuant to Section 8.02(a), but, in such case, only if prior to such termination a third party has announced an Acquisition Proposal and, within 12 months following termination of this Agreement, the Company accepts, approves, recommends or enters into such Acquisition Proposal, the Company shall pay to Parent a termination fee equal to $315,000.

In the event that this Agreement is terminated by Parent pursuant to Section 8.02(b) or Section 8.04(b) and there has been, at any time after the date hereof and prior to the holding of the Company Meeting, an Acquisition Proposal or any public announcement by any third party of an Acquisition Proposal or an intent to make an Acquisition Proposal, the Company shall pay to Parent a termination fee equal to $315,000 less any amount received pursuant to Section 8.05(b).

(d) Other than as set out in section 6.02(f), any applicable termination fees and reimbursement payments must be paid within two Business Days of the termination date of this Agreement; (or in the case of Section 8.05(c)(ii), within two Business Days of the date the Company accepts, approves, recommends or enters into the Acquisition Proposal).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Survival of Representations and Warranties.

Subject to Section 8.05(a), the representations and warranties of each of the Company, Parent and the Purchaser contained herein shall not survive the completion of the Transactions and shall expire and be terminated on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

Section 9.02 Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Effective Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided further, however, that, after the approval of this Agreement by the Company Securityholders, no such amendment shall be made except as allowed under applicable Law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to a Purchaser Party:

Quantum Fuel Systems Technologies Worldwide, Inc.

100 West Big Beaver Road, Suite 200

Troy, Michigan 48084

Attention: Kenneth R. Lombardo, General Counsel

with copies to:

Heenan Blaikie LLP

Bay Adelaide Centre

333 Bay Street, Suite 2900

Toronto, Ontario M5H 2T4

Attention: Charlie MacCready

- and -

Kerr, Russell and Weber, PLC

500 Woodward Avenue, Suite 2500

Detroit, Michigan 48226

Attention: Patrick Haddad

if to the Company:

Schneider Power, Inc.

Corporate Office

49 Bathurst Street, Suite 101

Toronto, Ontario M5V 2P2

Attention: Lewis Reford

with copies to:

Osler, Hoskin & Harcourt LLP

100 King Street West, Suite 6100

Toronto, Ontario M5X 1B8

Attention: Mark Trachuk

or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 9.04 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Entire Agreement; Assignment.

This Agreement, together with the Annexes, Exhibits and Schedules hereto and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each party hereto.

Section 9.06 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07 Interpretation.

References herein to the “knowledge of the Company” shall mean the actual knowledge of any one of the executive officers or the directors of the Company and the Company Subsidiaries. References herein to the “knowledge of Parent” shall mean the actual knowledge of the “officers” of Parent (as such term is defined in Rule 3b-2 promulgated under the Exchange Act). Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. References to “hereof” shall mean this Agreement and references to the “date hereof” shall mean the date of this Agreement. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other agreement or document given pursuant to this Agreement.

Section 9.08 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.09 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent mandatorily governed by the law of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction and venue of the Courts of the Province of Ontario in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and (ii) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 9.10 Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the Transaction Documents or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this the Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 Adjustment.

In the event of any subdivision, consolidation, reclassification or other change to the Parent Common Stock prior to the Effective Date, all appropriate adjustments shall be made, mutatis mutandis, in respect of the Purchase Consideration.

Section 9.14 Currency.

For greater certainty, all dollar amounts expressed in this Agreement (unless otherwise expressly provided for herein) or in the Company Disclosure Schedule (unless otherwise expressly provided for therein) are in Canadian dollars.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.		2224784 ONTARIO INC.

By:	(signed) Alan Niedzwiecki	By:	(signed) Alan Niedzwiecki
Name:	Alan Niedzwiecki	Name:	Alan Niedzwiecki
Title:	President and Chief Executive Officer	Title:	President

SCHNEIDER POWER INC.

		By:	(signed) Lewis Reford
		Name:	Lewis Reford
		Title:	Chief Executive Officer